Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES (AS DEFINED HEREIN) THAT WILL BE EFFECTUATED ON THE TERMS AND CONDITIONS SET FORTH IN THE RESTRUCTURING TERM SHEET (AS DEFINED HEREIN). THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE Restructuring TRANSACTIONs (AS DEFINED HEREIN) DESCRIBED HEREIN, WHICH Restructuring TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY Restructuring TRANSACTIONs SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with Section 13, this “Agreement”) is made and entered into as of February 1, 2026 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.	Nine Energy Service, Inc., a company incorporated and existing under the Laws of Delaware (“Nine Energy”), and each of its subsidiaries and Affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

ii.	the undersigned beneficial owners or holders of, or investment advisors, sub-advisors, or managers of funds or discretionary accounts that beneficially own or hold, Senior Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the ”Consenting Noteholders”); and

iii.	the undersigned holders of Prepetition ABL Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Prepetition ABL Lenders” and, together with the other Entities in clauses (ii), the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the restructuring term sheet attached as Exhibit B hereto (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms and conditions of this Agreement, and including any exhibits and schedules thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented in the manner specified in this Agreement and the Restructuring Term Sheet, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Ad Hoc Group” means that certain ad hoc group of Senior Secured Noteholders represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means (a) Milbank LLP, as counsel to the Ad Hoc Group, (b) Houlihan Lokey Capital, Inc., as investment banker for the Ad Hoc Group, (c) Porter Hedges, LLP as local counsel to the Ad Hoc Group, and (d) any other counsel or advisor engaged by the Ad Hoc Group in its reasonable discretion, including any local counsel, board search consultant, and operational or industry advisors.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Agents/Trustees” means, collectively, the Prepetition ABL Agent, the DIP Agent, and the Senior Secured Notes Trustee.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or the date such Party executes a Joinder or Transfer Agreement, as applicable) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

“Business Day” means any day other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any and all actions, claims, interests, damages, remedies, causes of action, controversies, demands, proceedings, agreements, rights, liens, indemnities, contributions, guaranties, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include:  (a) any and all rights of setoff, counterclaim, or recoupment, and Claims for breach of contract or for breach of duties imposed by law or in equity; (b) any and all rights to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate, or disallow Claims against or Interests in the Debtors; (c) any and all Claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any and all Claims or defenses, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any and all avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Combined Hearing” means the hearing before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and approval of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the Senior Secured Notes Claims, the Prepetition ABL Claims, and the DIP Claims.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which may constitute the Disclosure Statement Order.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholder Related Fund” means any fund managed, advised, or sub-advised by a Consenting Noteholder or any of its affiliates.

“Consenting Prepetition ABL Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” has the meaning set forth in Section 3.01 of this Agreement.

“DIP Advisors” means (a) Paul Hastings LLP, as counsel to the DIP Agent, (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the DIP Agent, and (c) such other professional advisors as are retained by the DIP Agent, solely in the case of this clause (c), with the consent of the Debtors (not to be unreasonably withheld).

“DIP Agent” means White Oak Commercial Finance, LLC, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, and any successors and permitted assigns, in such capacity.

“DIP Claim” means any Claim derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement and the DIP Orders.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Asset-Based Debtor-In-Possession Loan and Security Agreement, attached as Exhibit 1 to the DIP Orders (as may be amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time), by and among Nine Energy Service, Inc., Nine Energy Canada Inc., CDK Perforating, LLC, Crest Pumping Technologies, LLC, RedZone Coil Tubing LLC, and Nine Downhole Technologies, LLC, each as borrowers, Nine Energy Service LLC, MOTI Holdco, LLC, Magnum Oil Tools, GP, LLC, and Magnum Tools International, LTD, each as guarantors, White Oak Commercial Finance, LLC, as the DIP Agent, and the DIP Lenders party thereto setting forth the terms and conditions of the DIP Facility.

“DIP Documents” means, collectively, the documentation governing the DIP Facility, including the DIP Credit Agreement, any “Loan Documents” under and as defined in the DIP Credit Agreement, and any other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, budgets, and other security documents, the DIP Orders, the DIP Motion, the DIP Term Sheet, and any amendments, modifications, and supplements to any of the foregoing.

“DIP Facility” has the meaning set forth in the Restructuring Term Sheet.

“DIP Lenders” shall mean the lenders under the DIP Credit Agreement.

“DIP Motion” means any motion filed with the Bankruptcy Court seeking approval of the DIP Facility.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“DIP Term Sheet” means the term sheet describing the terms of the DIP Facility that is attached hereto as Exhibit C.

“Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, schedules, supplements, modifications, and amendments thereto.

“Disclosure Statement Order” means the order of the Bankruptcy Court, which may be the Confirmation Order, approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the Solicitation Materials.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit ABL Facility” means the new senior-secured asset-based loan facility, secured by a first lien security interest on all assets of Reorganized Debtors, in an aggregate principal amount equal to $135 million, on terms and conditions consistent with this Agreement and the Exit ABL Facility Term Sheet.

“Exit ABL Facility Advisors” means (a) Paul Hastings LLP, as counsel to the Exit Facility Agent (as defined in the Exit ABL Facility Term Sheet), (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the Exit Facility Agent, (c) and such other professional advisors as are retained by the Exit Facility Agent, solely in the case of this clause (c), with the consent of the Debtors or the Reorganized Debtors (in either case, not to be unreasonably withheld).

“Exit ABL Facility Credit Agreement” means the credit agreement governing the Exit ABL Facility.

“Exit ABL Facility Documents” means the Exit ABL Facility Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Exit ABL Facility.

“Exit ABL Facility Loans” means the loans provided under the Exit ABL Facility.

“Exit ABL Facility Term Sheet” means the term sheet describing the terms of the Exit ABL Facility that is attached hereto as Exhibit D.

“Final DIP Order” means any order entered by the Bankruptcy Court on a final basis approving the DIP Motion.

“First Day Pleadings” means the first-day pleadings that the Debtors determine are necessary or desirable to file on the Petition Date.

“Governing Body” means, in each case in its capacity as such, a board of directors, board of managers, manager, managing member, general partner, special committee, or any other similar governing body of any of the Company Parties.

“Intercompany Claim” means any Claim against a Debtor held by another Debtor.

“Intercompany Interest” means any Interest in a Debtor held by another Debtor.

“Interests” means the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof), common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Interim DIP Order” means any order entered by the Bankruptcy Court on an interim basis approving the DIP Motion.

“Joinder” means an executed joinder to this Agreement, substantially in the form attached hereto as Exhibit F. Any Person or Entity that executes a Joinder shall be a “Party” under this Agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Management Incentive Plan” has the meaning set forth in the Restructuring Term Sheet.

“Milestones” has the meaning set forth in Section 4.01 of this Agreement.

“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, as applicable, including any charters, bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Plan and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

“Nine Energy” has the meaning set forth in the preamble to this Agreement.

“Nine Energy Equity Interests” means, collectively, all existing equity interests in Nine Energy, including all common stock issued by Nine Energy and historically listed on the New York Stock Exchange under the ticker “NINE”, and any other Interests (including any common unit or preferred stock), rights, options, warrants, preferred securities, or Claims linked to the equity or profit of the Debtors.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions (as amended, modified, or supplemented from time to time in accordance with the terms hereof).

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Prepetition ABL Agent” means White Oak Commercial Finance, LLC, as administrative and collateral agent and lead arranger under the Prepetition ABL Credit Agreement.

“Prepetition ABL Advisors” means (a) Paul Hastings LLP, as counsel to the Prepetition ABL Agent, (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the Prepetition ABL Agent, and (c) such other professional advisors as are retained by the Prepetition ABL Agent, solely in the case of this clause (c), with the consent of the Debtors (not to be unreasonably withheld).

“Prepetition ABL Credit Agreement” means that certain Loan and Security Agreement, dated as of May 1, 2025, by and among: (a) Nine Energy and certain of its subsidiaries, as borrower; (b) Nine Energy Service, LLC, Moti Holdco, LLC, Magnum Oil Tools GP, LLC, and Magnum Oil Tools International, LTD, as guarantors; (c) the Prepetition ABL Lenders; and (d) the Prepetition ABL Agent (as may be further amended, restated, supplemented, or otherwise modified from time to time).

“Prepetition ABL Claims” means any Claim on account of indebtedness under the Prepetition ABL Facility pursuant to the Prepetition ABL Credit Agreement and the other Prepetition ABL Loan Documents, including with respect to any loans and letters of credit issued thereunder.

“Prepetition ABL Facility” means that certain asset-backed senior secured revolving credit facility in the approximate principal amount of $125 million issued pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Lenders” means, collectively, White Oak ABL 3, LLC, White Oak Europe ABL Limited, and any permitted successors and assigns of the foregoing in their capacity as lenders pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Loan Documents” means “Loan Documents” as defined in the Prepetition ABL Credit Agreement.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Regulation S” means Regulation S under the Securities Act.

“Reorganized Debtors” means, collectively, on and after the Plan Effective Date, each of the Debtors as reorganized under the Plan, including the Reorganized Nine Energy, or any successor or assign thereto, by transfer, merger, consolidation, or otherwise, including any new Entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized Nine Energy” means Nine Energy, as reorganized pursuant to the Plan, on and after the Plan Effective Date, or any successors or assigns thereto, including by transfer, merger, consolidation, reorganization, or otherwise in connection with the implementation of the Restructuring Transactions, or a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Equity Interests to be distributed pursuant to the Plan.

“Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Senior Secured Notes that are held by the Consenting Noteholders.

“Required Consenting Stakeholders” means, collectively, the Consenting Prepetition ABL Lenders and the Required Consenting Noteholders.

“Restructuring Expenses” means all reasonable, documented, due and owing prepetition and postpetition fees, costs, and out-of-pocket expenses of (i) the Ad Hoc Group Advisors, (ii) the Prepetition ABL Advisors, (iii) the DIP Advisors, (iv) the Exit ABL Facility Advisors, in each of the foregoing clauses (i) through (iii), incurred on or prior to the Plan Effective Date and, in each case, to the extent applicable, in accordance with and to the extent permitted by their respective engagement letters or fee reimbursement letters with the Debtors and/or any applicable order of the Bankruptcy Court (including the reasonable and documented fees, costs and expense accrued since the inception of their respective engagement letters and not previously paid by, or on behalf of, the Company Parties).

“Restructuring Steps Plan” means the description, as set forth in the Plan Supplement, of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, this Agreement, and any Definitive Document.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the 13.00% senior secured notes, due 2028, issued pursuant to the Senior Secured Notes Indenture.

“Senior Secured Noteholder” means any holder (or beneficial holder) of, or nominee, investment advisor, sub-advisor, or manager of funds or discretionary accounts that hold Senior Secured Notes Claims.

“Senior Secured Notes Claims” means any Claim on account of the Senior Secured Notes.

“Senior Secured Notes Documents” means “Notes Documents” as defined in the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means that certain indenture, dated as of January 30, 2023, by and among Nine Energy, as issuer, certain of its subsidiaries, as guarantors, and the Senior Secured Notes Trustee (as amended, restated, supplemented, or otherwise modified from time to time).

“Senior Secured Notes Trustee” means U.S. Bank Trust Company, National Association, as trustee, notes collateral agent, paying agent, and registrar, in each case in its capacity as such under the Senior Secured Notes Indenture.

“Solicitation Materials” means all materials used in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (as such materials may be modified, supplemented, or amended), including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to the solicitation of votes on the Plan.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.04, or 12.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

“United States Trustee” means the Office of the United States Trustee for the district in which the Debtors commence the Chapter 11 Cases.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified in this Agreement, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified in this Agreement, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act, or deadline is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date;

(f) any reference to a Definitive Document (including any amendment, restatement, waiver, supplement, or modification thereto) shall mean such Definitive Document subject to, and inclusive of, the consent rights of the Company Parties and/or the applicable Consenting Stakeholder, as provided in Section 3 of this Agreement;

(g) unless otherwise specified in this Agreement, all references herein to “Sections” are references to Sections of this Agreement;

(h) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(i) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(j) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(k) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(l) the use of “include” or “including” is without limitation, whether stated or not; and

(m) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) holders of at least two-thirds of the aggregate outstanding principal amount of the Senior Secured Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(c) each Consenting Prepetition ABL Lender shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(d) counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 14.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other agreements, instruments, certificates, corporate and company authorizations, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following (collectively, the “Definitive Documents”): (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Disclosure Statement Order; (e) the Solicitation Materials; (f) the DIP Documents; (g) the Plan Supplement; (h) the New Organizational Documents; (i) the Exit ABL Facility Documents; (j) the First Day Pleadings (and all orders sought pursuant thereto); and (k) any other materials, amendments, modifications, supplements, documents, opinions, instruments, schedules, or exhibits described in, related to, contemplated in, or reasonably necessary to implement the foregoing (including the Restructuring Steps Plan) to be filed by the Company Parties in connection with the Chapter 11 Cases; provided that notwithstanding anything herein or in any Definitive Document to the contrary, the Definitive Documents shall not include any ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional, monthly operating reports, certifications of service, or any declarations, affidavits, or replies in support of any of the foregoing or in support of the Definitive Documents.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 13 of this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Restructuring Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders; provided, however, that notwithstanding anything to the contrary in this Agreement, including any exhibit, annex, or schedule hereto, (i) the New Organizational Documents shall be in form and substance acceptable to only the Required Consenting Noteholders in their sole discretion and (ii) the Exit ABL Facility Credit Agreement shall be in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders.

Section 4. Milestones. On and after the Agreement Effective Date, the Parties shall comply with the following milestones (collectively, the “Milestones”), unless extended or waived in writing by the Company Parties and the Required Consenting Stakeholders (email being sufficient); provided that if any such Milestone falls on a date which is not a Business Day, such Milestone shall be automatically extended to the first Business Day thereafter.

(a) no later than 11:59 p.m. (prevailing Eastern Time) on February 1, 2026, the Debtors shall have commenced solicitation of votes in favor of the Plan;

(b) no later than 11:59 p.m. (prevailing Eastern Time) on February 1, 2026, the Debtors shall have commenced the Chapter 11 Cases in the Bankruptcy Court;

(c) no later than one (1) day following the Petition Date, the Debtors shall have filed with the Bankruptcy Court:  (i) the First Day Pleadings; (ii) the Plan, the Disclosure Statement, the motion scheduling the Combined Hearing, and the Solicitation Materials; and (iii) the DIP Motion (including the proposed Interim DIP Order);

(d) no later than three (3) Business Days following the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Interim DIP Order;

(e) no later than 11:59 p.m. (prevailing Eastern Time) on March 16, 2026, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Disclosure Statement Order, the Confirmation Order, and the Final DIP Order; and

(f) no later than 11:59 p.m. (prevailing Eastern Time) on March 31, 2026, the Plan Effective Date shall have occurred.

Section 5. Commitments of the Consenting Stakeholders.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly or jointly and severally, in respect of all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions and vote all Company Claims/Interests owned, held, or otherwise controlled by such Consenting Stakeholder in accordance with the terms and subject to the conditions of this Agreement by exercising any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions; provided that no Consenting Stakeholder shall be obligated to (x) waive (to the extent waivable by such Consenting Stakeholder) any condition to the consummation of any part of the Restructuring Transactions set forth in (or to be set forth in) this Agreement or any other Definitive Document, or (y) approve any Definitive Document that is not in form and substance consistent with its consent rights as set forth herein;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties’ efforts to obtain additional support for the Restructuring Transactions from the Company Parties’ other stakeholders; provided that no Consenting Stakeholder shall be obligated to amend, modify, or supplement any of the Definitive Documents (including any amendment, modification or supplement that provides for different treatment of any Company Claims/Interests than the treatment provided to such Company Claims/Interests in this Agreement);

(iii) use commercially reasonable efforts to support the Company Parties to oppose any party or person from taking any actions contemplated in Section 5.02(b); provided that no Consenting Stakeholder shall be required hereunder to incur any expense or liability in connection with such opposition;

(iv) give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; provided that this Section 5.01(a)(iv) shall not require any Consenting Stakeholder to indemnify or otherwise incur any liability, including with respect to any Agent/Trustee; and

(v) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b) During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly or jointly and severally, to the extent permitted by Law and subject to the terms of this Agreement, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions; provided that nothing in the foregoing shall be construed to limit any Consenting Stakeholder’s ability to exercise its consent or termination rights provided herein;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Definitive Documents;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties in a way materially inconsistent with the terms of this Agreement or the Definitive Documents; or

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code, in each case, in a manner materially inconsistent with the terms of this Agreement or the Definitive Documents.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally, and not jointly or jointly and severally, that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote each of its Company Claims/Interests, to the extent entitled to vote to accept or reject the plan, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases, or, to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan, elect to opt in to the releases, in each case in accordance with the instructions set forth in the Solicitation Materials; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that such vote or election may be revoked or withdrawn by such Consenting Stakeholder in accordance with Section 12.06 of this Agreement at any time upon or following termination of this Agreement with respect to such Consenting Stakeholder.

(b) During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement; provided that nothing in the foregoing shall be construed to limit any Consenting Stakeholder’s ability to exercise its consent or termination rights provided herein.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

6.01. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:  (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions or take any action that is not prohibited in this Agreement; (c) prevent any Consenting Stakeholder from enforcing this Agreement or any other Definitive Document or asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any other Definitive Document; (d) be construed to prohibit or limit any Consenting Stakeholder from taking or directing any action relating to maintenance, protection or preservation of any collateral, provided that such action is not materially inconsistent with this Agreement; (e) be construed to prohibit or limit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Cases or taking any position in connection therewith that is not materially inconsistent with this Agreement; (f) prevent any Consenting Stakeholder from taking any action that is required by applicable Law; (g) prevent or limit any Consenting Stakeholder from exercising its consent rights provided herein; (h) require any Consenting Stakeholder to take any action that is prohibited by applicable Law or to waive or forgo the benefit of any applicable legal professional privilege; (i) require any Consenting Stakeholder to file any motion or pleading; (j) unless provided for under or otherwise contemplated by this Agreement, require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agreement to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations or prevent any Consenting Stakeholder from, by reason or this Agreement or the Restructuring Transactions, making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like; (k) prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims/Interests; (l) except as and to the extent explicitly set forth in (or to be set forth in) this Agreement or any other Definitive Document, limit the ability of any Consenting Stakeholder to enforce the terms of the Intercreditor Agreement (as defined in the Prepetition ABL Credit Agreement) (including exercising any rights or remedies available to such Consenting Stakeholder); or (m) except as and to the extent set forth herein or otherwise contemplated by this Agreement or in any other Definitive Document, constitute a waiver or amendment of any term or provision of, or alter or diminish any right or obligation in, any Prepetition ABL Loan Document or Senior Secured Notes Document.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) support, use commercially reasonable efforts to cooperate with the Consenting Stakeholders, and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the other Definitive Documents, as applicable;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein (as determined in good faith by the Company Parties and the Required Consenting Stakeholders), take all steps reasonably necessary and desirable to address any such impediment;

(c) comply with each Milestone;

(d) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals, filings, registrations, or notices necessary to implement or consummate the Restructuring Transactions;

(e) cooperate in good faith and coordinate with the Ad Hoc Group to structure and implement the Restructuring Transactions in a tax efficient manner that is reasonably acceptable to the Company Parties and the Required Consenting Noteholders;

(f) negotiate in good faith and take all steps reasonably necessary to execute and deliver, and perform their obligations under, the Definitive Documents and any other required agreements required to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(h) provide drafts of (1) each of Definitive Document to, and afford a reasonable opportunity for comment and review of such document by, counsel to the Consenting Stakeholders, which opportunity of comment and review shall be not less than three (3) Business Days in advance of any filing with the Bankruptcy Court and (2) each material pleading or document that the Company Parties intent to file with the Bankruptcy Court to, and afford a reasonable opportunity for comment an review of such documents by, counsel to the Required Consenting Noteholders, which opportunity of comment and review shall be not less than three (3) Business Days in advance of any filing with the Bankruptcy Court; provided that if delivery of such document at least three (3) Business Days in advance of such filing is impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents;

(i) except for any events or circumstances arising under Section 8 and Section 12.03(b) of this Agreement, promptly inform the Ad Hoc Group Advisors and the Prepetition ABL Advisors of any event or circumstance that has occurred, or that is reasonably likely to occur, that is or would be reasonably likely to result in the occurrence of any Consenting Noteholder Termination Event, Company Party Termination Event, or Consenting Prepetition ABL Lender Termination Event that the Company Parties or their advisors are aware of, no later than two (2) calendar days after obtaining such knowledge;

(j) timely file a formal objection to motions filed with the Bankruptcy Court (to the extent not informally resolved in connection with the objection deadline in connection therewith) by any person seeking the entry of an order:  (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Cases; or (iv) for relief that (x) is inconsistent with this Agreement or (y) would reasonably be expected to frustrate the purposes of this Agreement, including, without limitation, by preventing consummation of any Restructuring Transaction;

(k) use commercially reasonable efforts to:  (i) conduct their ongoing businesses and operations in the ordinary course in compliance with applicable Law in a manner that is consistent with practices existing as of the Execution Date, this Agreement, and the Definitive Documents; (ii) preserve their ongoing business relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course; (iii) maintain their respective books and records on a basis consistent with prior practice; (iv) maintain their assets, equipment, properties, and facilities in their condition and repair as of the Execution Date; (v) maintain all of their respective licenses and permits in full force and effect; and (vi) maintain all necessary insurance policies in full force and effect;

(l) to the extent permitted by Law and as soon as reasonably practicable, notify counsel to the Consenting Stakeholders of:

(i) the initiation, institution, or commencement of any proceeding by a governmental body or other Person (x) involving any of the Company Parties (including any material assets, permits, businesses, operations, or activities of any of the Company Parties) or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain, or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; and/or

(ii) the receipt of notice from any governmental body or other Person alleging that the consent of such Person is or may be required under any organizational document, material contract, permit, Law, or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(m) promptly pay all Restructuring Expenses when due (including, to the extent applicable, in accordance with the terms of any executed engagement or fee letters and the DIP Documents) in full in cash;

(n) maintain the good standing and legal existence of each Company Party under the Laws of the jurisdiction in which each such entity is incorporated, organized, or formed, except where failure to do so (i) would not be reasonably expected to have a material adverse effect on the Company Parties, taken as a whole, or (ii) arises as a result of the filing of the Chapter 11 Cases; and

(o) use commercially reasonable efforts to provide responses in a reasonably timely manner to reasonable diligence requests from the Consenting Stakeholders; provided that nothing in this Agreement or this Section 7.01(o) shall require the Company Parties or their advisors to provide documents, communications, materials, or other information that is protected by attorney client privilege, work product doctrine, or substantive equivalents, as determined by the Company Parties in their sole discretion.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) prepare, commence, or support any third party in connection with an avoidance action or other legal proceeding that challenges the amount, validity, allowance, character, enforceability, liens or encumbrances securing, or priority of any allowed Senior Secured Notes Claims or Prepetition ABL Claims;

(c) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions or any other transaction described in this Agreement or any Definitive Document;

(d) seek to modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(e) file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or any Definitive Document;

(f) change any material tax election, change the tax classification of any Company Party, file any material amended tax return, enter into any “closing agreement” (within the meaning of section 7121 of the Tax Code or similar provision of state or local tax law) with respect to a material tax, or seek any private letter ruling from the U.S. Internal Revenue Service, in each case, inconsistent with past practice except to the extent needed to comply with the terms of this Agreement or any Definitive Document, without the written consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed);

(g) subject to Section 8 of this Agreement, seek or solicit any Alternative Restructuring Proposal;

(h) commence, support, or join any litigation or adversary proceeding against any Consenting Stakeholder;

(i) (i) seek formal discovery in connection with, prepare, or commence any proceeding that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Stakeholders, or (2) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholder; (ii) otherwise seek to restrict any contractual rights of any of the Consenting Noteholders or the Consenting Prepetition ABL Lenders under the Senior Secured Notes Documents or Prepetition ABL Loan Documents, as applicable; or (iii) support any Person in connection with any of the acts described in clause (i) or clause (ii) of this Section 7.02(h);

(j) except as contemplated by this Agreement, enter into any contract with respect to debtor-in-possession financing, cash collateral usage, or exit financing without the advance written consent (email being sufficient) of the Required Consenting Stakeholders;

(k) except as expressly contemplated by this Agreement, the Plan, or the other Definitive Documents, or as otherwise necessary to implement the Restructuring Transactions, (i) authorize, create, issue, sell, or grant any additional Nine Energy Equity Interests or other Interests in any Company Party or (ii) reclassify, recapitalize, redeem, purchase, acquire, or declare or make any distribution on any Nine Energy Equity Interests; or

(l) sell, convey, dispose, or otherwise Transfer any of its material assets or properties outside of the ordinary course of business without the reasonable consent of the Required Consenting Stakeholders.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar Governing Body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided that if (and on each occasion) a Company Party determines to take any action or to refrain from taking any action with respect to the Restructuring Transactions in accordance with this Section 8.01, such Company Party shall provide written notice (email being sufficient) of such determination to counsel to the Consenting Stakeholders promptly, and in no event, later than three (3) Business Days following such Company Party making such determination; provided further that notwithstanding the foregoing, nothing in this Section 8.01 shall be deemed to impair or waive the rights of any Consenting Stakeholder to exercise any applicable termination in accordance with Section 12 of this Agreement.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate an Alternative Restructuring Proposal; (b) provide access to non-public information concerning any Company Party to Person that enters into Confidentiality Agreements or nondisclosure agreements with any Person; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person regarding the Restructuring Transactions or such Alternative Restructuring Proposal; provided that, if any Company Party receives an Alternative Restructuring Proposal or an update thereto, then such Company Party shall, except to the extent it is precluded from doing so pursuant to any applicable confidentiality agreements (which the Company Parties will use commercially reasonable efforts to obtain consent from the counterparties to such confidentiality agreements to disclose the following in accordance with this Section 8.02), (i) promptly, but within two (2) calendar days of receiving such Alternative Restructuring Proposal, provide the Ad Hoc Group Advisors a notice of (x) the receipt of such Alternative Restructuring Proposal with a copy of any written proposal (including all annexes, ancillary terms, and other components of such proposal) or a detailed summary of any oral proposal, (y) the identity of the person or group of persons involved, and (z) the status and progress of such Alternative Restructuring Proposal (including whether any Company Party has taken or intends to take any of the actions set forth in clauses (a)-(e) above) and (ii) respond promptly to reasonable information requests and questions from the Ad Hoc Group and the Ad Hoc Group Advisors relating to such Alternative Restructuring Proposal.

8.03. Nothing in this Agreement shall:  (a) impair or waive the rights of any Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Ad Hoc Group within two (2) Business Days after the closing of such Transfer or Joinder; (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Group within two (2) Business Days after the closing of such Transfer; or (iii) the transferee is a Consenting Noteholder Related Fund and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Group within two (2) Business Days after the closing of such Transfer, provided that, upon such Transfer, such Consenting Noteholder Related Fund shall be deemed to become a Consenting Noteholder and to be bound by all terms of this Agreement applicable to Consenting Noteholders (which obligations may be enforced against such Consenting Noteholder Related Fund by the Parties).

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Ad Hoc Group within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements, including any obligation thereunder on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information.

9.05. Notwithstanding Section 9.01 or anything to the contrary in this Agreement, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if:  (i) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee is a Permitted Transferee; and (iii) the Transfer is otherwise permitted under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder, severally, and not jointly or jointly and severally, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and as of the Plan Effective Date:

(a) it is the beneficial or record owner, whether held directly or indirectly (which shall be deemed to include any unsettled trades or subparticipations), of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests (held directly or indirectly) reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), (B) not a “U.S. person” (as described in Regulation S), or (C) an institutional accredited investor (described in Rule 501(a)(1), (2), (3), and (7) of the Securities Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, and solely with respect to itself, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement, a Joinder, or a Transfer Agreement, and on the Plan Effective Date:

(a) it is validly existing and in good standing (where such concept exists) under the Laws of the state or jurisdiction of its organization, and has all requisite corporate, partnership, limited liability company, or other organizational power and authority to enter into this Agreement and to carry out the Restructuring Transactions contemplated in this Agreement, and to perform its respective obligations under this Agreement and the other Definitive Documents, as applicable;

(b) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(c) except as expressly provided in this Agreement, any other Definitive Document, and the Bankruptcy Code, no registration or filing with, consent or approval of, or notice to, or other action is required by any other Person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(d) the entry into and performance by it of, and the Restructuring Transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other applicable constitutional documents;

(e) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(f) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements related to the Company Parties with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12. Termination of Agreement.

12.01. Consenting Noteholder Termination Events. This Agreement may be terminated with respect to the Consenting Noteholders, by the Required Consenting Noteholders, by the delivery to the other Parties of a written notice in accordance with Section 14.10 upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Noteholders seeking termination pursuant to this provision and (ii) remains uncured for ten (10) Business Days after transmission of a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b) the breach in any material respect by the Consenting Prepetition ABL Lenders of any of the representations, warranties, or covenants of the Consenting Prepetition ABL Lenders set forth in this Agreement that (i) is adverse to the Consenting Noteholders seeking termination pursuant to this provision and (ii) remains uncured for ten (10) Business Days after transmission of a written notice in accordance with Section 14.10 hereof detailing any such breach;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 14.10 detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) the execution or filing of any Definitive Document that is not reasonably acceptable to the Required Consenting Noteholders pursuant to their consent rights set forth in Section 3 of this Agreement and remains inconsistent with the terms thereof for ten (10) Business Days after the Required Consenting Noteholders promptly transmit a written notice to the Company Parties, which may be by email from counsel to the Consenting Noteholders to counsel to the Company Parties, detailing any such lack of acceptance. For the avoidance of doubt, any such cure period shall apply solely to the Consenting Noteholders lack of consent;

(e) the Bankruptcy Court (i) enters an order denying confirmation of the Plan, (ii) enters a Confirmation Order that is not in a form reasonably acceptable to the Required Consenting Noteholders or approving a Plan that is not in a form reasonably acceptable to the Required Consenting Noteholders, (iii) enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization, or (iv) grants relief that is inconsistent any material respect with this Agreement, the Definitive Documents, or the Restructuring Transactions; provided that any of the events in (i)-(iv) are not reversed or otherwise cured within ten (10) Business Days;

(f) without the prior written consent of the Required Consenting Stakeholders, a Company Party:  (i) withdraws or revokes the Plan or publicly announces its intention not to effectuate the Plan, (ii) files, proposes, or otherwise supports or approves, or publicly announces its intention to file, propose, or otherwise support or approve, an Alternative Restructuring Proposal or enters into, or publicly announces its intention to enter into a definitive agreement with respect to an Alternative Restructuring Proposal, (iii) moves to dismiss any of the Chapter 11 Cases, or (iv) files, proposes, or otherwise supports or approves any amendment or modification to any Definitive Document containing any terms that are materially inconsistent with the terms of this Agreement;

(g) any Milestone has not been achieved, except where such Milestone has been waived or extended by the Required Consenting Stakeholders in accordance with this Agreement, or the failure to achieve the Milestone is caused by, or results from, an act, omission, or delay by one or more of the Consenting Noteholders;

(h) the Consenting Prepetition ABL Lenders give notice of termination of this Agreement pursuant to Section 12.02 of this Agreement;

(i) the Company Parties give notice of termination of this Agreement pursuant to Section 12.03 of this Agreement;

(j) any of the Company Parties (i) consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets or similar transaction, (ii) pays any dividend, or (iii) incurs indebtedness for borrowed money, other than (a) the Restructuring Transactions or (b) with the prior written consent of the Required Consenting Noteholders;

(k) any of the Company Parties enters into an executory contract or lease involving consideration of more than $500,000.00, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case other than with the prior written consent of the Required Consenting Noteholders;

(l) except as otherwise contemplated by the Restructuring Transactions or the Definitive Documents, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $500,000.00 without the prior written consent of the Required Consenting Noteholders;

(m) the Debtors fail to timely file a formal objection, after consultation in good faith with the Required Consenting Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(n) any order approving the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement;

(o) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(p) the Company Parties fail to pay all or any portion of the Restructuring Expenses as and when due under this Agreement;

(q) any Company Party files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any claims or interests held by any Consenting Noteholder against the Debtors (or any liens securing such claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Noteholder that would otherwise be released under the Plan; provided that this termination right does not apply to the Company Parties’ efforts to comply with, or reply to, any validly served discovery requests, court order, or applicable Law;

(r) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Company Claims/Interests of the Consenting Noteholders, or any of the encumbrances that secure the Senior Secured Notes Claims, in a manner inconsistent with this Agreement;

(s) any Company Party, other than as expressly contemplated herein, without the consent of the Consenting Noteholders:  (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or a material portion of the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection, or relief of its debts other than the Chapter 11 Cases; or (iv) makes any general assignment for the benefit of its creditors;

(t) (x) the commencement of an involuntary case against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within twenty-one (21) Business Days; or (y) a court of competent jurisdiction enters a ruling, judgment, or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party, any Interests held by any Company Party, or a material portion of the property or assets of any Company Party;

(u) any Company Party consummates debtor-in-possession financing, cash collateral usage, or exit financing that is in an amount, on terms and conditions, or otherwise in form and substance, that is/are not reasonably acceptable to the Consenting Noteholders;

(v) any Company Party’s use of cash collateral with respect to the Consenting Noteholders or debtor-in-possession financing has been validly terminated in accordance with the respective terms thereof;

(w) the Company Parties provide notice as required by Sections 8.01 or 8.02 hereof or fail to provide notice in violation of Sections 8.01 or 8.02 hereof;

(x) the DIP Lenders terminate the DIP Facility in accordance with the DIP Documents;

(y) after entry by the Bankruptcy Court of the DIP Orders, the Disclosure Statement Order, or the Confirmation Order, as applicable, such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended, in each case, in a manner materially inconsistent with this Agreement without the prior written consent of the Consenting Noteholders;

(z) the Debtors fail to timely file a formal objection, after consultation in good faith with the Required Consenting Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases; or

(aa) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing any of the Chapter 11 Cases, or (iv) rejecting this Agreement.

12.02. Consenting Prepetition ABL Lenders Termination Events. This Agreement may be terminated solely with respect to the Consenting Prepetition ABL Lenders, by the Consenting Prepetition ABL Lenders, by the delivery to the Company Parties and the Consenting Noteholders of a written notice in accordance with Section 14.10 upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Prepetition ABL Lenders and (ii) remains uncured for up to ten (10) Business Days after such terminating Consenting Prepetition ABL Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b) the breach in any material respect by any Consenting Noteholder of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Prepetition ABL Lenders seeking termination pursuant to this provision and (ii) remains uncured for up to ten (10) Business Days after such terminating Consenting Prepetition ABL Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach; provided that, with respect to any such breach by a Consenting Noteholder, the non-breaching Consenting Noteholders collectively hold less than two-thirds of the outstanding principal amount of the Senior Secured Notes Claims;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions or renders the Restructuring Transactions illegal or impossible and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Prepetition ABL Lenders transmit a written notice in accordance with Section 14.10 detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling, judgment, decision, determination, or order in contravention of any obligation set out in this Agreement; provided further that, at the Company Parties’ cost and expense, the Consenting Prepetition ABL Lenders will work in good faith to assist the Company Parties in seeking to overturn or vacate such ruling or order;

(d) the execution or filing of any Definitive Document that is not reasonably acceptable to the Consenting Prepetition ABL Lenders pursuant to their consent rights set forth in Section 3 of this Agreement and remains inconsistent with the terms thereof for three (3) Business Days after the Consenting Prepetition ABL Lenders promptly transmit a written notice to the Company Parties, which may be by email from counsel to the Consenting Prepetition ABL Lenders to counsel to the Company Parties, detailing any such lack of acceptance. For the avoidance of doubt, any such cure period shall apply solely to the Consenting Prepetition ABL Lenders lack of consent;

(e) any Milestone has not been achieved, except where such Milestone has been waived or extended by the Required Consenting Stakeholders, or the failure to achieve the Milestone is caused by, or results from, an act, omission, or delay by one or more Consenting Prepetition ABL Lenders;

(f) except as contemplated by this Agreement and other than the Chapter 11 Cases, any Company Party:  (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization (by way of voluntary administration, deed of company arrangement, or otherwise) or other relief under any federal, state, or foreign bankruptcy, insolvency, arrangement, scheme of arrangement, administrative receivership, or similar law now or hereafter in effect; (ii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for such Company Party’s assets; or (iii) takes any corporate action for purposes of authorizing the foregoing;

(g) (x) the commencement of an involuntary case against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within twenty-one (21) Business Days; (y) a court of competent jurisdiction enters a ruling, judgment, or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party, any Interests held by any Company Party, or a material portion of the property or assets of any Company Party; or (z) the Company Parties take any corporate action for purposes of authorizing the foregoing;

(h) any Company Party consummates debtor-in-possession financing, cash collateral usage, or exit financing that is in an amount, on terms and conditions, or otherwise in form and substance, that is/are not reasonably acceptable to the Consenting Prepetition ABL Lenders;

(i) without the prior written consent of the Consenting Prepetition ABL Lenders, any Debtor (i) withdraws or revokes the Plan or publicly announces its intention not to effectuate the Plan, (ii) files, proposes, or otherwise supports or approves, or publicly announces its intention to file propose or otherwise support or approve, an Alternative Restructuring Proposal or enters into, or publicly announces its intention to enter into a definitive agreement with respect to an Alternative Restructuring Proposal, (iii) moves to dismiss any of the Chapter 11 Cases, or (iv) files, proposes, or otherwise supports or approves any amendment or modification to any Definitive Document containing any terms that are materially inconsistent with the terms of this Agreement;

(j) any Company Party files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any claims or interests held by any Consenting Prepetition ABL Lenders against the Debtors (or any liens securing such claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Prepetition ABL Lenders that would otherwise be released under the Plan; provided that this termination right does not apply to the Company Parties’ efforts to comply with, or reply to, any validly served discovery requests, court order, or applicable Law;

(k) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Company Claims/Interests of the Consenting Prepetition ABL Lenders, or any of the encumbrances that secure the Prepetition ABL Claims, in a manner inconsistent with this Agreement;

(l) any Company Party, other than as expressly contemplated herein, without the consent of the Consenting Prepetition ABL Lenders: (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or a material portion of the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection, or relief of its debts other than the Chapter 11 Cases; or (iv) makes any general assignment for the benefit of its creditors;

(m) the Bankruptcy Court (i) enters a DIP Order that is not in form and substance acceptable to the Consenting Prepetition ABL Lenders, (ii) enters an order denying confirmation of the Plan, (iii) enters a Confirmation Order that is not in a form reasonably acceptable to the Consenting Prepetition ABL Lenders or approving a Plan that is not in a form reasonably acceptable to the Consenting Prepetition ABL Lenders, (iv) enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization, or (v) grants relief that is inconsistent any material respect with this Agreement, the Definitive Documents, or the Restructuring Transactions; provided that any of the events in (ii)-(v) are not reversed or otherwise cured within ten (10) Business Days;

(n) any of the Company Parties (i) consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets or similar transaction, (ii) pays any dividend, or (iii) incurs indebtedness for borrowed money, other than (a) the Restructuring Transactions or (b) with the prior written consent of the Consenting Prepetition ABL Lenders;

(o) except as otherwise contemplated by the Restructuring Transactions or the Definitive Documents, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $500,000.00 without the prior written consent of the Consenting Prepetition ABL Lenders;

(p) any of the Company Parties enters into an executory contract or lease involving consideration of more than $500,000.00, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case other than with the prior written consent of the Consenting Prepetition ABL Lenders;

(q) the Debtors fail to timely file a formal objection, after consultation in good faith with the Consenting Prepetition ABL Lenders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(r) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(s) the Company Parties fail to pay all or any portion of the Restructuring Expenses as and when due under this Agreement;

(t) any Company Party files or supports another party in filing a motion or pleading challenging the amount, validity, or priority of any claims held by any Consenting Stakeholder against the Debtors (or any liens securing such claims); provided that this termination right does not apply to the Company Parties’ efforts to comply with, or reply to, any validly served discovery requests, court order, or applicable Law;

(u) any Company Party’s use of cash collateral with respect to the Consenting Prepetition ABL Lenders or debtor-in-possession financing has been validly terminated in accordance with the respective terms thereof;

(v) the Company Parties provide notice as required by Sections 8.01 or 8.02 hereof or fail to provide notice in violation of Sections 8.01 or 8.02 hereof;

(w) the occurrence of any “Event of Default” under the DIP Documents or DIP Orders, as applicable, that has not been cured or waived (if susceptible to cure or waiver) in accordance with the applicable DIP Documents or DIP Orders, as applicable;

(x) after entry by the Bankruptcy Court of the DIP Orders, the Disclosure Statement Order, or the Confirmation Order, as applicable, such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended, in each case, in a manner materially inconsistent with this Agreement without the prior written consent of the Consenting Prepetition ABL Lenders;

(y) any Consenting Noteholder or any Company Party terminates this Agreement pursuant to Section 12.01 or Section 12.03, respectively;

(z) the Bankruptcy Court enters an order denying confirmation of the Plan; or

(aa) the Bankruptcy Court enters an order, or any Company Party files a motion (without the prior written consent (not unreasonably withheld) of the Consenting Prepetition ABL Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing any of the Chapter 11 Cases, or (iv) rejecting this Agreement.

12.03. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that (i) is adverse to the Company Parties and (ii) remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Stakeholders of notice of such breach; provided that, with respect to any such breach by a Consenting Noteholder, the non-breaching Consenting Noteholders collectively hold less than two-thirds of the outstanding principal amount of the Senior Secured Notes Claims;

(b) the board of directors, board of managers, or such similar Governing Body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d) the Bankruptcy Court enters an order denying confirmation of the Plan.

12.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders and (b) each Company Party.

12.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately upon the occurrence of the Plan Effective Date.

12.06. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve a Party from liability for its breach of its obligations under this Agreement prior to the date of such termination. Upon the occurrence of a Termination Date as to any Consenting Stakeholder prior to the Plan Effective Date, any and all consents or ballots tendered by such Consenting Stakeholder before such Termination Date shall be deemed, for all purposes, to be null and void ab initio from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that is any such termination occurs on or after the Petition Date and after the deadline for Company Claims/Interests to vote to accept the Plan, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.06 shall promptly file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder (if any). No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.03(b) or Section 12.03(d). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.03(b).

Section 13. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed (email being sufficient) by each Company Party and the Required Consenting Stakeholders; provided, however, that: (i) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on a Consenting Stakeholder, relative to all other Consenting Stakeholders, then the consent of such disproportionately and adversely affected Consenting Stakeholder (solely in its capacity as a Consenting Stakeholder) shall also be required to effectuate such modification, amendment, supplement or waiver, and such disproportionately and adversely affected Consenting Stakeholder shall be entitled to terminate this Agreement as to itself only for any breach of this provision; (ii) any modification, amendment, or supplement to this Section 13 shall require the consent of each Consenting Stakeholder and Company Party; (iii) any modification, amendment, or supplement to the definition of “Required Consenting Noteholders” shall require the consent of each Consenting Noteholder; and (iv) any modification, amendment, or supplement to the definition of “Required Consenting Stakeholders” shall require the consent of each Consenting Prepetition ABL Lender and Consenting Noteholder.

(c) In determining whether any consent or approval has been given by the Required Consenting Stakeholders, any Company Claims/Interests held by any then-existing Consenting Stakeholder that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination, and the Company Claims/Interests, as applicable, held by such Consenting Stakeholder shall be treated as if they were not outstanding.

(d) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(e) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14. Miscellaneous.

14.01. Acknowledgement; Obligations Several. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06. Trial by Jury Waiver. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

14.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or Entity, other than in accordance with Section 9.

14.10. Notices. All notices given pursuant to this Agreement shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Nine Energy Service, Inc.
2001 Kirby Drive, Suite 200

Houston, Texas 77019

Attention:	Guy Sirkes, Theodore Moore
E-mail:	guy.sirkes@nineenergyservice.com;
ted.moore@nineenergyservice.com

with copies to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654

Attention:	Chad J. Husnick, P.C.; Seth T. Sanders
E-mail:	chad.husnick@kirkland.com;
seth.sanders@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Ross J. Fiedler
E-mail:	ross.fiedler@kirkland.com

(b)	if to a Consenting Noteholder, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Evan R. Fleck; Matthew Brod; Abigail Debold
E-mail:	efleck@milbank.com; mbrod@milbank.com;
adebold@milbank.com

(c)	if to the Consenting Prepetition ABL Lenders, to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention:	Jennifer Yount; Roger G. Schwartz; Rafael Alvarado
E-mail:	jenniferyount@paulhastings.com;
rogerschwartz@paulhastings.com;
rafaelalvarado@paulhastings.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder acknowledges solely with respect to itself for the benefit of the other Parties and their respective financial advisors that it has the requisite knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the securities that may be acquired by it pursuant to the Restructuring Transactions contemplated by this Agreement and has had an opportunity to receive information from the Company Parties in connection with this Agreement and the Restructuring Transactions contemplated by this Agreement. Each Consenting Stakeholder further confirms for the benefit of the other Parties and their respective financial advisors that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Restructuring Transactions, and without reliance on any statement of any other Party (or such other Party’s financial, legal, or other professional advisors), other than such express representations and warranties of the Company Parties set forth in this Agreement.

14.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required. Each of the Company Parties acknowledge that after the Petition Date, the giving of notice of termination and the exercise of any rights under this Agreement by any Party shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code.

14.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint, and no Party shall be liable for any failure by another Party to comply with its obligations under this Agreement.

14.16. Public Disclosure. Except as required by Law or any litigation (actual or threatened), no Party or its advisors shall (a) other than as necessary during live court proceedings and in filings in connection with the Chapter 11 Cases, intentionally use the name of any Consenting Stakeholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents, or (b) intentionally disclose to any Person, other than advisors to the Company Parties and the respective Consenting Stakeholders, the principal amount or percentage of any Company Claims/Interests held by any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent (it being understood and agreed that each Consenting Stakeholder’s signature page to this Agreement, or each Consenting Stakeholder’s Joinder or Transfer Agreement, as applicable, shall be redacted to remove the name of such Consenting Stakeholder and the amount and percentage of Company Claims/Interests held by such Consenting Stakeholder); provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the respective Consenting Stakeholders, collectively.

14.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.19. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests. The Company Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s), fund(s), account(s), business group(s), and/or unit(s) of the Consenting Stakeholders that principally manage and/or supervise each Consenting Stakeholder’s investment in the Company Parties and shall not apply to any other trading desk, fund(s), account(s), business group(s), and/or unit(s) therein of each Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder or in connection with such Consenting Stakeholder’s investment in the Company Parties.

14.20. Fiduciary Duties; Relationship Among the Holder Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several and neither joint nor joint and several. None of the Consenting Stakeholders shall, solely by virtue of entry into this Agreement, have any fiduciary duty, any duty or trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholders, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders, including any holders of Company Claims/Interests. It is understood and agreed that any Consenting Stakeholders may trade in any equity securities, debt, debt securities, or any other financial instruments of the Company Parties or any other entity without the consent of the Company Parties or any other Consenting Stakeholders, subject to applicable Law, including applicable securities Laws, any Confidentiality Agreement, and this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the Restructuring Transactions contemplated by this Agreement has been made independently.

14.21. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in this Section 14 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.22. Email Consents. Where a written consent, acceptance, approval, amendment, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.01, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (email being sufficient) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

NINE ENERGY SERVICE, INC.

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Executive Vice President and Chief Financial Officer

[Company Signature Page to the Restructuring Support Agreement]

Consenting Stakeholders Signature Page to

the Restructuring Support Agreement

[Consenting Stakeholders Signature Pages are on file with the Company]

EXHIBIT A

Company Parties

Nine Energy Canada Inc.

CDK Perforating, LLC

Crest Pumping Technologies, LLC

Nine Downhole Technologies, LLC

Nine Energy Service, LLC

RedZone Coil Tubing, LLC

MOTI Holdco, LLC

Magnum Oil Tools GP, LLC

Magnum Oil Tools International, LTD

EXHIBIT B

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE OF THE RSA (AS DEFINED HEREIN) ON THE TERMS DESCRIBED IN THE RSA, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

NINE ENERGY SERVICE, INC., ET AL

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (together with all annexes, schedules, and exhibits attached hereto, this “Restructuring Term Sheet”) summarizes the material terms and conditions of certain restructuring transactions (the “Restructuring Transactions”)1 that will restructure the existing indebtedness of, and interests in, the Company Parties, as supported by the Consenting Stakeholders and the Company Parties, subject to the terms and conditions set forth in the RSA. The Restructuring Transactions will be consummated through a joint prepackaged chapter 11 plan of reorganization filed by the Debtors in the Chapter 11 Cases (the “Plan”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Restructuring Transactions will be governed by the RSA, including this Restructuring Term Sheet. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to the protections of Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring Transactions, which remain subject to negotiation and completion in accordance with the RSA. The Definitive Documents will not contain any terms or conditions that are inconsistent with this Restructuring Term Sheet or the RSA. This Restructuring Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

[1]	Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in that certain restructuring support agreement, dated as of February 1, 2026, by and among the Company Parties and the Consenting Stakeholders (together with the exhibits and schedules attached to such agreement, including this Restructuring Term Sheet, the DIP Term Sheet, and the Exit ABL Facility Term Sheet, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “RSA,” to which this Restructuring Term Sheet is attached as Exhibit B).

GENERAL PROVISIONS
Implementation

The Restructuring Transactions will be consummated through voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court on the terms and subject to the conditions set forth in the RSA and this Restructuring Term Sheet, including any exhibits attached thereto and hereto.

The Plan shall provide for, among other things, the treatment of Claims and Interests, including through the issuance of new common stock (the “New Equity Interests”) of Nine Energy Service, Inc. (“Nine Energy”) or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date (such issuer, “Reorganized Nine Energy,” and together with the other Debtors as reorganized pursuant to the Restructuring Transactions, the “Reorganized Debtors”) and entry into the Exit ABL Facility, as provided for herein, by the Reorganized Debtors on the Plan Effective Date, in each case, on terms and conditions consistent in all respects with the RSA, including this Restructuring Term Sheet.

Except as expressly provided in the Plan (including the conditions precedent to effectiveness set forth therein), the RSA, or the other Definitive Documents, any action required to be taken by the Debtors or the Reorganized Debtors on the Plan Effective Date pursuant to this Restructuring Term Sheet may be taken by the Debtors or the Reorganized Debtors, as applicable, on the Plan Effective Date or as soon as is reasonably practicable thereafter.

Existing Capital Structure

Prepetition ABL Facility. Pursuant to that certain loan and security agreement dated as of May 1, 2025, by and among Nine Energy and certain of its subsidiaries, as borrower, Nine Energy Service, LLC, Moti Holdco, LLC, Magnum Oil Tools GP, LLC, and Magnum Oil Tools International, LTD, as guarantors, White Oak ABL 3, LLC and White Oak Europe ABL Limited, as lenders (the “Prepetition ABL Lenders”), and White Oak Commercial Finance, LLC, as agent (the “Prepetition ABL Agent”) (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”), the Prepetition ABL Lenders have provided certain Company Parties with an asset-backed senior revolving credit facility in the approximate principal amount of $125 million (the “Prepetition ABL Facility”). As of the date hereof, the principal amount outstanding under the Prepetition ABL Facility is approximately $66.9 million (plus approximately $1.7 million under the Wells Fargo Letter of Credit (as defined below)).

Senior Secured Notes. Pursuant to that certain indenture, dated as of January 30, 2023, by and among Nine Energy, as issuer, certain of the subsidiaries of Nine Energy, as guarantors, and U.S. Bank Trust Company, National Association, as trustee (the “Senior Secured Notes Trustee,” and such indenture, as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Senior Secured Notes Indenture”), Nine Energy issued senior secured notes in the principal amount of $300 million (the “Senior Secured Notes” and the Holders thereof, the “Senior Secured Noteholders”). As of the date hereof, an aggregate amount of approximately $319.5 million is outstanding under the Senior Secured Notes, including any accrued interest, fees, and all other amounts due.

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GENERAL PROVISIONS

Letters of Credit. Pursuant to: (a) that certain irrevocable standby letter of credit, dated as of September 15, 2025, by and among Nine Energy, as applicant, NCS Multistage Inc and NCS Multistage LLC, as beneficiaries, and Wells Fargo Bank, N.A., as issuer (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Wells Fargo Letter of Credit”); (b) that certain irrevocable standby letter of credit dated as of June 27, 2022 by and among Nine Energy, as account party, Trisura Insurance Company, as beneficiary, and JPMorgan Chase Bank, N.A., as issuer (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Trisura Letter of Credit”); and (c) that certain irrevocable standby letter of credit, dated as of June 19, 2020, by and between Nine Energy, as account party, Wex Bank, as beneficiary, and JPMorgan Chase Bank, N.A., as issuer (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Wex Letter of Credit,” and together with the Wells Fargo Letter of Credit and the Trisura Letter of Credit, the “Letters of Credit”), Nine Energy is the applicant on three letters of credit totaling approximately $2.7 million.

Nine Energy Equity Interests. As of the date hereof, Nine Energy has approximately 43,326,339 outstanding shares of voting common stock, historically listed on the New York Stock Exchange under the ticker “NINE.”

Cash Collateral & DIP Facility

The Chapter 11 Cases shall be funded by the consensual use of cash collateral and the proceeds of the DIP Facility, each on the terms set forth in the DIP Documents; provided, that adequate protection provided to the Senior Secured Noteholders shall include (i) replacement liens, (ii) administrative expense claims pursuant to Bankruptcy Code section 507(b), (iii) prompt payment of all reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Group Advisors, and (iv) all reporting to be provided to the Prepetition ABL Lenders (including in their capacity as lenders under the DIP Facility) as set forth in the DIP Documents.

On the Petition Date, the Prepetition ABL Lenders shall provide a senior secured super priority asset-based debtor-in-possession financing facility in an aggregate principal amount of $125 million (the “DIP Facility”) on the terms set forth in the DIP Documents. The DIP Facility shall be used for (i) working capital and corporate purposes of the Debtors, (ii) bankruptcy-related costs and expenses in respect of the Chapter 11 Cases, (iii) costs and expenses related to the DIP Facility, and (iv) refinancing all obligations under the Prepetition ABL Facility. The terms of the DIP Facility shall be consistent with the DIP Term Sheet attached to the RSA as Exhibit C.

Exit ABL Facility	On the Plan Effective Date, the DIP Facility shall convert into the Exit ABL Facility with an aggregate principal commitment of $135 million. The Exit ABL Facility shall be secured by a first lien security interest on all assets of the Reorganized Debtors. The terms of the Exit ABL Facility shall be consistent with the Exit ABL Facility Term Sheet attached to the RSA as Exhibit D.

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GENERAL PROVISIONS
Definitive Documents	All Definitive Documents shall be subject to the rights and obligations set forth in Section 3 of the RSA. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Claim Type	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims	Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed DIP Claim shall receive, in full and final satisfaction of such Allowed DIP Claim, its pro rata share of the Exit ABL Facility Loans.	N/A
N/A	Administrative Claims[2]	Except to the extent that a Holder of an Administrative Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed Administrative Claim shall receive cash equal to the full amount of its Claim or such other treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code and (except for Professional Fee Claims) reasonably acceptable to the Required Consenting Stakeholders and the Company Parties.	N/A
N/A	Priority Tax Claims[3]	Except to the extent that a Holder of a Priority Tax Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code and reasonably acceptable to the Required Consenting Stakeholders and the Company Parties.	N/A

[2]	“Administrative Claim” means a Claim for the costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code.

[3]	“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) of the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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Classified Claims and Interests
Class 1	Other Secured Claims[4]

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed Other Secured Claim shall receive, as determined by the Company Parties with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders:

(a) payment in full in cash in an amount equal to its Allowed Other Secured Claim;

(b) the collateral securing its Allowed Other Secured Claim;

(c) Reinstatement of its Allowed Other Secured Claim; or

(d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired / Presumed to Accept
Class 2	Other Priority Claims[5]	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a) of the Bankruptcy Code and reasonably acceptable to the Required Consenting Stakeholders and the Company Parties.	Unimpaired / Presumed to Accept
Class 3	Prepetition ABL Claims[6]	Except to the extent that a Holder of an Allowed Prepetition ABL Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of an Allowed Prepetition ABL Claim shall be paid in full in cash to the extent not converted into DIP Claims in accordance with the DIP Orders.	Unimpaired / Presumed to Accept
Class 4	Senior Secured Notes Claims	Except to the extent that a Holder of a Senior Secured Notes Claim agrees to less favorable treatment, on the Plan Effective Date, each Holder of Senior Secured Notes Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Senior Secured Notes Claim, its pro rata share of 100% of the New Equity Interests, which shall be distributed ratably on account of the Allowed Senior Secured Notes Claims, subject to dilution by the Management Incentive Plan.	Impaired / Entitled to Vote

[4]	“Other Secured Claim” means any Secured Claim that is not a DIP Claim or a Senior Secured Notes Claim.

[5]	“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

[6]	“Prepetition ABL Claim” mean any Claim on account of indebtedness under the Prepetition ABL Facility.

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Class 5	General Unsecured Claims[7]

Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, on the Plan Effective Date, each Holder of an Allowed General Unsecured Claim shall, as determined by the Company Parties with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders:

(a) be Reinstated; or

(b) receive such other treatment rendering such General Unsecured Claims unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired / Presumed to Accept
Class 6	Intercompany Claims

On the Plan Effective Date, each Allowed Intercompany Claim shall be, as determined by the Company Parties with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders:

(a) Reinstated;

(b) set off, settled, discharged, contributed, cancelled, converted to equity;

(c)  released without any distribution on account of such Allowed Intercompany Claim; or

(d) otherwise addressed at the option of the Debtors, in each case as set forth in the Restructuring Steps Plan.

Unimpaired / Presumed to Accept or Impaired / Deemed to Reject
Class 7	Intercompany Interests

On the Plan Effective Date, each Allowed Intercompany Interest shall be, as determined by the Company Parties with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders:

(a) Reinstated;

(b) set off, settled, discharged, contributed, cancelled;

(c)  released without any distribution on account of such Allowed Intercompany Claim; or

(d) otherwise addressed at the option of the Debtors, in each case as set forth in the Restructuring Steps Plan.

Unimpaired / Presumed to Accept or Impaired / Deemed to Reject

[7]	“General Unsecured Claim” means any Claim that is not: (a) an Other Secured Claim, (b) an Administrative Claim; (c) an Other Priority Claim, (d) a Priority Tax Claim, (e) a DIP Claim, (f) an Intercompany Claim, (g) a Section 510(b) Claim, (h) a Prepetition ABL Claim, (i) a Senior Secured Notes Claim, or (j) otherwise secured by collateral or entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

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Class 8	Nine Energy Equity Interests	On the Plan Effective Date, the Nine Energy Equity Interests shall be cancelled, released, discharged, extinguished, and of no further force or effect, and such holder shall not receive any distribution, property, or other value under the Plan on account of such Nine Energy Equity Interests.	Impaired / Deemed to Reject
Class 9	Section 510(b) Claims	On the Plan Effective Date, each Section 510(b) Claim shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and such Holders will not receive any distribution on account of such Section 510(b) Claim.	Impaired / Deemed to Reject

OTHER KEY TERMS
Restructuring Transactions	On the Plan Effective Date, the Company Parties or the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to effectuate the Restructuring Transactions. The Confirmation Order shall authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan and the other Definitive Documents, and, in each case, the Restructuring Transactions.
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet and subject to customary exceptions which shall be set forth in the Plan, as applicable, all notes, instruments, certificates, and other documents evidencing Company Claims/Interests, including credit agreements and indentures, shall be cancelled, and the Company Parties’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.
Exemption from SEC Registration	The issuance of the New Equity Interests under the Plan will be exempt from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and under similar federal, state, local or foreign laws, including in reliance on the exemption set forth in Section 1145 of the Bankruptcy Code.
SEC Reporting Company	Following the Chapter 11 Cases, Reorganized Nine Energy shall remain a public company (i.e., subject to SEC reporting requirements of Section 12(b) or 12(g) of the Securities Exchange Act of 1934), and on the Plan Effective Date (or as soon as reasonably practicable thereafter), Reorganized Nine Energy’s New Equity Interests shall be publicly traded on the NYSE Main Board or NYSE American Exchange of the New York Stock Exchange LLC, or on the Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market of the Nasdaq Stock Market LLC (or any successors to any of the foregoing) with the consent of the Required Consenting Noteholders.

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Registration Rights Agreement	The Plan and Confirmation Order shall provide that if requested by the Required Consenting Noteholders, the Company shall enter into a registration rights agreement covering all New Equity Interests issued pursuant to the Plan with terms and conditions acceptable to the Required Consenting Noteholders.
Employment Obligations

The Consenting Stakeholders shall consent to the continuation of the Company Parties’ wages, compensation, and benefits programs in the ordinary course of business, including effective compensation programs; provided, that any motions in the Bankruptcy Court for approval thereof shall be subject to the applicable consent rights of the Parties under the RSA. The Plan shall provide for the (a) assumption of all employment agreements, indemnification agreements, or other employment-related agreements entered into with current and former employees who are employees as of the Petition Date or (b) entrance into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employee.

Notwithstanding the foregoing, pursuant to the Plan, any equity-based awards or other Interest (or the right to obtain or receive any equity-based award or other Interest) provided for in any employment agreements or other plans, programs, or arrangements and granted or contractually promised to a current or former employee, officer, director or contractor under an employment agreement or otherwise, shall not be honored and will be deemed cancelled in consideration of approval of the Plan as of the Plan Effective Date, unless otherwise agreed by the Company Parties and the Required Consenting Noteholders; provided, however, that the foregoing shall in no way impact the assumption of all employment agreements, indemnification agreements, or employment-related agreements.

Survival of Indemnification Provisions and D&O Insurance

In accordance with applicable Law, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the benefit of current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be (a) reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties than the indemnification provisions in place prior to the Plan Effective Date, and (b) assumed by the Reorganized Debtors.

After the Plan Effective Date, the Reorganized Debtors, as applicable, will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Plan Effective Date.

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Corporate Governance	The new corporate governance documents and any other documentation evidencing the corporate governance for any Reorganized Debtor and any direct or indirect subsidiary thereof (such documents, collectively, the “New Organizational Documents”), including charters, bylaws, limited liability company agreements, shareholder agreements, and/or other organization documents of such entities, will be consistent with the RSA. The go-forward corporate governance terms, New Organizational Documents, and identity of the new board of directors, board of managers, or other governing body (the “New Board”) will be disclosed in the Plan Supplement; provided, that the composition and identity of the New Board will be determined by the Required Consenting Noteholders in their sole discretion, notwithstanding anything to the contrary in the RSA.
Management Incentive Plan	The Reorganized Debtors shall reserve a pool of up to 10.00% of fully-diluted New Equity Interests for a management incentive plan (the “Management Incentive Plan”). The awardees, terms, and conditions thereof shall be determined by the New Board.
Executory Contracts and Unexpired Leases	The Plan shall provide that all executory contracts and unexpired leases shall be assumed on the Plan Effective Date.
Retained Causes of Action	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released or exculpated by the Debtors pursuant to the release and exculpation provisions set forth in this Restructuring Term Sheet, the RSA, and the Plan.
Retention of Jurisdiction	The Plan and Confirmation Order shall provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Mutual Releases, Exculpation, Injunction, and Discharge	The Plan and Confirmation Order shall include customary release and exculpation, provisions, substantially consistent with those set forth in Exhibit 1 attached hereto.
Tax Structure	The Restructuring Transactions contemplated by this Restructuring Term Sheet will be structured in a tax-efficient manner as determined in good faith by the Required Consenting Noteholders, subject to the consent of the Company Parties (not to be unreasonably withheld, conditioned, or delayed).
Other Customary Plan Provisions	The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing Company Claims/Interests, the vesting of assets, instruction to the Agents/Trustees regarding the release of liens, the compromise and settlement of claims, and the resolution of disputed claims.
Conditions Precedent to Plan Effective Date

It shall be a condition to the Plan Effective Date that the following conditions and such other conditions that are reasonably acceptable to the Required Consenting Stakeholders and the Company Parties (the “Conditions Precedent”) shall be in full force and effect, shall not have been terminated, and all conditions shall have been satisfied or waived:

(a) Each Definitive Document shall have been executed and/or effectuated, in the form and substance and contain terms and conditions consistent with the RSA or otherwise be approved by the applicable Parties in accordance with the consent rights under the RSA;

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(b) the RSA shall be in full force and effect, no termination event or event that would give rise to a termination event under the RSA upon the expiration of the applicable grace period shall have occurred and remain occurring, and the RSA shall not have been validly terminated before the Plan Effective Date;

(c) all allowed professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account, in each case in accordance with and subject to the terms of the Plan and the Confirmation Order;

(d) all Restructuring Expenses shall have been paid in full and in cash in accordance with the RSA;

(e) the Bankruptcy Court shall have entered the DIP Orders, consistent with the RSA, which orders shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered;

(f) the DIP Facility and all the DIP Documents shall be in full force and effect, no event of default under the DIP Documents upon the expiration of the applicable grace period shall have occurred and remain occurring, and the DIP Facility shall not have been validly terminated before the Plan Effective Date;

(g) the final version of the Plan Supplement shall have been filed and all of the schedules, documents, and exhibits contained therein shall be consistent in all respects with the RSA and the other Definitive Documents and subject to the consent of the Required Consenting Stakeholders in accordance with their respective consent rights under the RSA;

(h) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the RSA, and the Confirmation Order shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered, and shall have become a final and non-appealable order;

(i) the New Equity Interests shall have been issued by Reorganized Nine Energy in accordance with this Restructuring Term Sheet and the RSA;

(j) the New Organizational Documents shall have been executed and/or effectuated, and shall be in form and substance consistent with this Restructuring Term Sheet and the RSA;

(k) the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the RSA and the other Definitive Documents;

 (l) (i) all the Exit ABL Facility Documents and all other documentation related to the Exit ABL Facility shall have been duly executed and delivered by each party thereto; (ii) all conditions precedent to the effectiveness of the Exit ABL Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Exit ABL Facility by the party whose consent is required thereunder, as applicable, and (iii) the Exit ABL Facility shall have been funded and closed, and shall be in full force and effect;

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(m) no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions;

(n) there shall not have been instituted or be pending any action, proceeding, application, claim, counterclaim, or investigation by any governmental entity (i) making illegal, enjoining, or otherwise prohibiting the consummation of the Plan contemplated herein and in the Definitive Documents or (ii) imposing a material award, claim, injunction, fine or penalty that both (1) is not dischargeable, as determined by the Bankruptcy Court in the Confirmation Order, and (2) has a material adverse effect on the financial condition or operations of the Reorganized Debtors, taken as whole;

(o) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the Restructuring Transactions contemplated by the RSA shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired or been waived; and

(p) all closing conditions and other conditions precedent in the Plan shall have been satisfied or waived in accordance with the terms thereof.

Waiver of Conditions Precedent	The Conditions Precedent may be waived, in whole or in part, with the written consent (email from counsel being sufficient) of the Company Parties and the Required Consenting Stakeholders.
Amendments	This Restructuring Term Sheet may be amended only as permitted in the RSA.

11

Exhibit 1

Debtor Release and Third-Party Release

12

Debtor Release and Third-Party Release

Definitions1

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; and (b) the independent directors or managers of any Debtor.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been timely taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, re-argument, leave to appeal, or rehearing was denied, resulted in no modification of such order, or was otherwise dismissed with prejudice; provided that the possibility that a motion under rule 59 or 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, the Local Bankruptcy Rules, or applicable non-bankruptcy Law may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

“Related Party” means, collectively, with respect to any Person or Entity, each of, and in each case in its capacity as such, such Person’s or Entity’s current and former directors (including outside directors), managers, officers, investment committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns (whether by operation of Law or otherwise), subsidiaries, current and former Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, fiduciaries, trustees, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, restructuring advisors, and other professionals and advisors, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents (including the DIP Agent); (e) the Senior Secured Notes Trustee; (f) the members of the Ad Hoc Group; (g) the Consenting Stakeholders; (h) Holders of Prepetition ABL Claims; (i) the Exit ABL Facility Lenders; (j) Holders of Claims or Interests who vote to accept the Plan or are presumed to accept the Plan and do not affirmatively opt out of the releases set forth herein; (k) Holders of Claims or Interests who abstain from voting on the Plan and who do not affirmatively opt out of the releases set forth herein; (l) Holders of Claims or Interests who vote to reject the Plan or are deemed to reject the Plan but do not affirmatively opt out of the releases set forth herein; (m) each current and former Affiliate of each Entity in clause (a) through the following clause (n); and (n) each Related Party of each Entity in clause (a) through clause (n); provided that, in each case, an Entity shall not be a Released Party if it: (i) affirmatively opts out of the releases in the Plan; or (ii) timely objects to the releases in the Plan and such objection is not resolved before the Combined Hearing.

[1]	Capitalized terms used and not defined herein have the meanings given to them in the RSA or in the Restructuring Term Sheet, as applicable.

13

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents (including the DIP Agent); (e) the Senior Secured Notes Trustee; (f) the members of the Ad Hoc Group; (g) the Consenting Stakeholders; (h) Holders of Prepetition ABL Claims; (i) the Exit ABL Facility Lenders; (j) Holders of Claims or Interests who vote to accept the Plan or are presumed to accept the Plan and do not affirmatively opt out of the releases set forth herein; (k) Holders of Claims or Interests who abstain from voting on the Plan and who do not affirmatively opt out of the releases set forth herein; (l) Holders of Claims or Interests who vote to reject the Plan or are deemed to reject the Plan but do not affirmatively opt out of the releases set forth herein; (m) each current and former Affiliate of each Entity in clause (a) through the following clause (n); and (n) each Related Party of each Entity in clause (a) through clause (n); provided that, in each case, an Entity shall not be a Releasing Party if it: (i) affirmatively opts out of the releases in the Plan; or (ii) timely objects to the releases in the Plan and such objection is not resolved before the Combined Hearing.

Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan or the Plan Supplement, the distributions, rights, and treatment that are provided herein shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims that the Reorganized Debtors resolve or compromise after the Plan Effective Date), Interests, and Causes of Action of any nature, whether known or unknown, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date, and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured and no longer continuing as of the Plan Effective Date. Without prejudice to the distributions, rights, and treatment that are provided by the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims (other than any Reinstated Claims) and Interests subject to the occurrence of the Plan Effective Date, and, upon the Plan Effective Date, all Holders of such Claims and Interests shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such Claim or Interest against the Debtors, Reorganized Debtors, or any of their assets or property.

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Releases by the Debtors (the “Debtor Release”).

Except as otherwise provided in this Plan or the Confirmation Order to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, their Estates, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action whatsoever, including any Avoidance Actions and any derivative Claims, asserted or assertable on behalf of any of the Debtors, Reorganized Debtors, and their Estates, whether liquidated or unliquidated, known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereafter arising, contingent or noncontingent, in Law, equity, contract, tort or otherwise, that the Debtors, their Estates, or the Reorganized Debtors, including any successors to the Debtors or any Estate representatives appointed or selected, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, their Estates, or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or recission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interaction between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, any related adversary proceedings, intercompany transactions between or among a Debtor and another Debtor or an Affiliate of a Debtor, the decision to file the Chapter 11 Cases, the formulation, documentation, preparation, dissemination, solicitation, negotiation, entry into or filing of the RSA, the DIP Documents, the DIP Facility, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan, any other Definitive Document, or any Restructuring Transactions before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation of the Restructuring Transactions, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any Causes of Action identified in the Schedule of Retained Causes of Action, (b) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or Agreement (including any Definitive Document, the Exit ABL Facility, the Exit ABL Facility Documents, the New Organizational Documents, and other documents set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (c) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

15

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Releases by the Releasing Parties (the “Third-Party Release”).

Except as otherwise provided in this Plan or the Confirmation Order to the contrary, on and after the Plan Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, the Plan, to the fullest extent permitted under applicable law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each and every Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claims or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action arising at any time prior to the Plan Effective Date, including any Avoidance Actions and any derivative claims assert, whether liquidated or unliquidated, known or unknown, foreseen or unforeseen, matured or unmatured, existing on or before the Plan Effective Date, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative Claims asserted or assertable on behalf of any of the Debtors, that such Entities would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, and their Estates (including the capital structure, management, ownership, or operation thereof), the Chapter 11 Cases, the purchase, sale, or recission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interaction between or among any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor or Affiliate of a Debtor, the decision to file the Chapter 11 Cases, the formulation, documentation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the RSA, the DIP Facility, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the DIP Facility, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation of the Restructuring Transactions, the administration and implementation of the Plan and the Restructuring Transactions, including the issuance or distribution of securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date relating to any of the foregoing.

16

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including any Definitive Document, the Exit ABL Facility Documents, the New Organizational Documents, and other documents set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (b) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

Exculpation.

Notwithstanding anything contained in this Plan to the contrary, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or Third-Party Release, effective as of the Plan Effective Date, no Exculpated Party shall have or incur liability or obligation for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any Claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions, the DIP Facility, the DIP Documents, the Definitive Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan, the Plan Supplement, the Restructuring Transactions, the DIP Facility, the DIP Documents, or any wind down transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) in connection with the RSA and related prepetition transactions, the DIP Facility, the DIP Documents, the Definitive Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, the Plan, the Plan Supplement, the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Restructuring Transactions, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

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Injunction.

Except as otherwise expressly provided in the Plan or in the Confirmation Order, or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been extinguished, released, discharged, or are subject to exculpation, are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any such released Claims, Interests, or Causes of Action; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has timely filed a motion with the Bankruptcy Court expressly requesting the right to perform such setoff, subrogation or recoupment on or before the Plan Effective Date, and notwithstanding an indication of a Claim, Interest, or Cause of Action or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action subject to the release and exculpation provisions set forth in the Plan, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim not released or subject to exculpation under the Plan, and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

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Exhibit C

DIP Term Sheet

DIP ABL FINANCING TERMS

The following summary of principal terms and conditions (together with all annexes, exhibits, and schedules attached hereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “DIP Term Sheet”) outlines the indicative economic and other terms of the proposed DIP Facility (as defined below). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in that certain Loan and Security Agreement, dated as of May 1, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”). While this DIP Term Sheet is to be used as a basis for continued discussions, it is not intended to create an agreement to negotiate, it is not a commitment to provide financing, nor is it an agreement to deliver such a commitment. We appreciate the opportunity to present this DIP Term Sheet, and we look forward to our continued discussions.

Borrowers:	Nine Energy Service, Inc. (the “Company”), Nine Energy Canada Inc., CDK Perforating, LLC, Crest Pumping Technologies, LLC, RedZone Coil Tubing, LLC, and Nine Downhole Technologies, LLC (collectively, the “Borrowers”).

Guarantors:	All subsidiaries of the Company (other than (a) the Borrowers, (b) Nine Downhole Norway AS, and (c) Frac Technology AS), consistent with the DIP Documentation Principles (as defined below) (collectively, the “Guarantors”, and together with the Borrowers, the “DIP Loan Parties”).

Agent:	White Oak Commercial Finance, LLC, will act as sole and exclusive administrative agent (in such capacity, the “DIP Agent”) for the lenders under the DIP Facility (as defined below) (the “DIP Lenders”), and will perform the duties customarily associated with such role.

DIP ABL Facility:

A senior secured super-priority asset-based debtor-in-possession credit facility consisting of $125 million in revolving credit commitments (the “DIP Facility,” the commitments thereunder, the “Revolving DIP Commitments” and the loans thereunder, the “Revolving DIP Loans”), including a full roll up of all Obligations under and as defined in the Prepetition ABL Credit Agreement (the “Prepetition ABL Obligations”), subject to the terms and conditions herein and in the DIP Orders and the DIP Documents. The proceeds of the DIP Facility shall be used to, among other things, (a) provide working capital for the Company and its debtor affiliates (collectively, the “Debtors”) during their Chapter 11 cases subject, in each case, to the terms and conditions of the DIP Orders and the DIP Documents, including the then applicable Approved DIP Budget (as defined below), and (b) subject to and effective upon entry of the Interim DIP Order, for the deemed refinancing in full on the Closing Date (as defined below) of the Prepetition ABL Obligations (and deeming all outstanding letters of credit issued under the Prepetition ABL Credit Agreement as being issued under the DIP Facility in a manner satisfactory to the DIP Agent and the LC issuer) pursuant to the terms of the Interim DIP Order (such terms, together with the Prepetition ABL Credit Agreement and the other Loan Documents (each, as expressly modified in the Interim DIP Order), and together with any other documents evidencing the ABL Refinancing (as defined herein), to the extent provided herein, such documents, the “Prepetition ABL Refinancing Documents”), and upon the consummation of the ABL Refinancing in accordance with the terms and conditions set forth in the Prepetition ABL Refinancing Documents (the “ABL Refinancing Effective Date”), any and all Prepetition ABL Obligations shall be converted to DIP Obligations on the terms and conditions set forth in the DIP Orders, the Prepetition ABL Refinancing Documents, and the DIP Documents (the “ABL Refinancing,” and the date of consummation of the ABL Refinancing, the “ABL Refinancing Effective Date”). A portion of the DIP Facility not in excess of $5.0 million will be available for the issuance of standby letters of credit.

Amounts repaid under the DIP Facility may be reborrowed, subject to the then-applicable DIP Borrowing Base.

Accordion:	None.

Maturity Date:	The date that is one hundred twenty (120) days after the Closing Date (as defined below) (“Maturity Date”).

Closing Date:	The date of the entry of the Interim DIP Order (or as soon as reasonably practicable thereafter) and satisfaction of the conditions precedent to initial borrowing set forth in the DIP Documents (the “Closing Date”).

Borrowing Base:

The borrowing base (the “DIP Borrowing Base”), including the eligibility criteria thereof, will be defined in a manner consistent with the definition of “Borrowing Base” set forth in the Prepetition ABL Credit Agreement and consistent with the DIP Documentation Principles; provided, that, the “SOFA” set forth in clause (e) of the definition of thereof will be increased, up to an amount not to exceed the lesser of (A) $10 million and (B) an amount equal to 10% of the DIP Borrowing Base (calculated without giving effect to this component of the DIP Borrowing Base).

Except for the carve out attached hereto as Annex III (the “Carve Out”) and the reserve thereunder, consistent with terms set forth in the DIP Documentation Principles, the DIP Agent will have the right to establish and modify reserves against the DIP Borrowing Base and the Revolving Commitments in its Permitted Discretion (such term to be defined consistent with the DIP Documentation Principles), and the DIP Agent shall also be permitted to establish reserves against the DIP Borrowing Base and the Revolving Commitments in its Permitted Discretion to cover any portion of the Carve Out that has not yet been funded or is otherwise not held in the “Funded Reserve Account” but is otherwise required to be funded in accordance with, and as defined in, Annex III hereto; provided, however, that for the avoidance of doubt, the DIP Agent shall not be permitted to establish reserves against the DIP Borrowing Base and the Revolving Commitments for amounts included in the Approved DIP Budget during the time when such amounts are not otherwise required to be funded in accordance with the terms of the Annex III.

Interest Rates and Fees:	As set forth on Annex I attached hereto.

Default Rate:	2.0% per annum over the rate of interest otherwise applicable.

Documentation Principles:

The definitive documentation with respect to the DIP Facility (the “DIP Documents”) will contain mandatory prepayments, representations, warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth or referred to below in this DIP Term Sheet, in each case applicable to the Borrowers and their subsidiaries with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed and will be based on the Prepetition ABL Credit Agreement with changes and modifications to be mutually agreed (u) to account for operational requirements of the DIP Agent, (v) that reflect the terms of this DIP Term Sheet, (w) to reflect changes in law or accounting standards and requirements of local law or to cure mistakes or defects, (x) as are reasonably necessary to take into account events leading up to, resulting from and in connection with the Chapter 11 Cases and the filing thereof, (y) not otherwise described in this paragraph which are customary for senior secured super-priority debtor-in-possession financings, and (z) to establish limits around the DIP Loan Parties’ covenants as appropriate in debtor-in-possession financings, including but not limited to those changes outlined under “Affirmative Covenants” and “Negative Covenants” below (collectively, the “DIP Documentation Principles”).

All orders in the Chapter 11 Cases (a) approving or authorizing the DIP Facility or (b) approving the use of the Debtors’ cash management system, in each case, shall be in form and substance acceptable to the DIP Agent and all motions related thereto shall be in form and substance reasonably acceptable to the DIP Agent.

2

Collateral; Priority; Adequate Protection:

Any and all obligations arising under or in connection with the DIP Facility, including for reasonable fees, costs and expenses described herein of the DIP Agent and the DIP Lenders (including, without limitation, (a) reasonable and documented fees and expenses of primary counsel to the DIP Agent, and (b) reasonable and documented fees and expenses of Financial Advisors (as defined below) to the DIP Agent) and reimbursable under the DIP Documents, all DIP obligations and guarantees, in each case, shall, subject only to the Carve Out and the relative priorities set forth on Annex II attached hereto, at all times be entitled to, among others: (i) to joint and several superpriority administrative expense claim status in the Chapter 11 cases and (ii) secured by a perfected first-priority security interest in substantially all now owned or hereafter acquired Collateral (as defined in the Prepetition ABL Credit Agreement) and such other previously unencumbered assets of the DIP Loan Parties as may be agreed, including, without limitation, the proceeds of avoidance actions (collectively, the “DIP Collateral” (for the avoidance of doubt, avoidance actions shall not constitute DIP Collateral)).

All the above-described pledges, security interests and mortgages shall be (a) created on terms, and pursuant to documentation reasonably satisfactory to the DIP Agent and the Borrowers and otherwise consistent with the Documentation Principles, and none of the DIP Collateral shall be subject to any other liens or claims (except for the Carve Out and certain permitted prior liens (the “Permitted Prior Liens”)) and (b) perfected upon entry of the applicable DIP Order, without the need to file or record financing statements, intellectual property filings, mortgages, notices of lien or similar documents or instruments; provided that the DIP Agent shall be permitted to make any or all such filings in its discretion.

The DIP orders shall provide usual and customary adequate protection to the Prepetition ABL Agent, for the benefit of itself and the Prepetition ABL Lenders, prior to and until the ABL Refinancing Effective Date (or to the extent all Prepetition ABL Obligations are not fully refinanced under the DIP Facility pursuant to the ABL Refinancing as set forth in the DIP Term Sheet), including, without limitation, (a) replacement liens on all of the DIP Collateral, subordinate only to the Carve Out, the liens in favor of the DIP Facility, and subject to the relative priorities set forth on Annex II attached hereto, (b) a super-priority administrative claim, subject only to the Carve Out and the claims of the DIP Facility, and subject to the relative priorities set forth on Annex II attached hereto, (c) payment of accrued but unpaid post-petition interest in cash at the Default Rate (as defined in the Prepetition ABL Credit Agreement) as the same becomes due and payable under the Prepetition ABL Credit Agreement (but solely with respect to Prepetition ABL Obligations on which such interest would otherwise be due under the Prepetition ABL Credit Agreement and which have not yet been rolled up or converted, as applicable, pursuant to the ABL Refinancing), (d) the payment of the reasonable and documented out-of-pocket fees and expenses of the agent and the lenders under the Prepetition ABL Credit Agreement, and (e) other adequate protection customary for debtor in possession financings for this type (whether set forth herein or otherwise), including, without limitation, approval of waivers of rights under sections 506(c) and 552(b) of the Bankruptcy Code upon and subject to entry of the Final DIP Order.

3

Cash Management / Cash Dominion:	The DIP orders shall provide the DIP Agent with automatically perfected liens and security interests in the deposit and securities accounts (subject to the Carve Out and customary exceptions to be agreed) of the Borrowers and the Guarantors without any further action (including, without limitation, entering into any lockbox or deposit account control agreements or other action to take possession or control of any such DIP Collateral); provided that, upon the request of the DIP Agent, the Borrowers and Guarantors shall obtain account control agreements in favor of the DIP Agent; provided, further, that the Bankruptcy Court shall have approved any exercise of cash dominion by the DIP Agent or the DIP Lenders prior to the exercise thereof (notice of which shall have been given to the Borrowers at least 5 business days prior to such exercise).

Mandatory and Voluntary Prepayments:	The prepayment provisions shall be substantially consistent with the Prepetition ABL Credit Agreement, subject to the DIP Documentation Principles.

DIP Budget:

The DIP Agent shall have received a 13-week cash flow forecast detailing cash receipts, cash disbursements and forecasted Borrowing Base levels on a weekly basis for such period, in form and substance reasonably acceptable to the DIP Agent (the “Initial DIP Budget” and together with each subsequent rolling 13-week cash flow forecast prepared and delivered to the DIP Agent, in each case consistent with the form and level of detail set forth in the Initial DIP Budget, commencing on February 13, 2026 and every 2 weeks thereafter in accordance with the terms hereof, the “DIP Budget”). The DIP Budget is subject to update and modification on terms to be mutually agreed between the Borrowers and the DIP Agent, which shall include the right of the Borrowers to submit updates from time to time, in each case, subject to the reasonable approval of the DIP Agent (any such DIP Budget that has been approved by the DIP Agent, the “Approved DIP Budget”).

The Borrowers shall be permitted to make borrowings consistent in all material respects with then applicable Approved DIP Budget, subject to the other terms set forth herein.

Conditions Precedent to Initial Borrowing:	Usual and customary conditions precedent for facilities of this type and consistent with the DIP Documentation Principles, including, among others, (a) entry of the Interim DIP Order and the execution of the DIP Documents, in each case, in form and substance acceptable to the DIP Agent, and entry of other first-day order in form and substance reasonably acceptable to the DIP Agent, (b) delivery of (i) the Initial DIP Budget and (ii) the most recent quarterly and monthly financials required to be delivered to the administrative agent under the Prepetition ABL Credit Agreement (c) a minimum excess availability of at least $5.0 million; and (d) the relief obtained in the Debtors’ first day orders shall be consistent in all material respects with the DIP Budget and DIP Orders.

4

Conditions Precedent to all Borrowings:	Usual and customary conditions precedent for facilities of this type and consistent with the DIP Documentation Principles, including a minimum excess availability under the DIP Facility for each credit extension of at least $5.0 million.

Representations and Warranties; Affirmative Covenants; Negative Covenants; and Events of Default:

The DIP Documents will contain representations and warranties, reporting covenants and affirmative covenants, negative covenants, and events of default of the types included in the Prepetition ABL Credit Agreement (subject to the DIP Documentation Principles), including, among others, the reporting covenants set forth below, except that no investments, acquisitions, fundamental changes, debt repayments, or restricted payments will be permitted except for customary exceptions to be mutually agreed upon.

1.	Delivery to the DIP Agent, for further distribution to the DIP Lenders, a borrowing base certificate and other borrowing base supporting information consistent with the deliverables (and the applicable timeframes) set forth in the third and fourth rows of Schedule D to the Prepetition ABL Credit Agreement.

2.	Delivery to the DIP Agent, for further distribution to the DIP Lenders, on or before 5:00 p.m. (New York time) on February 13, 2026 and on every second Friday thereafter, the DIP Budget.

3.	Delivery to the DIP Agent, for further distribution to the DIP Lenders, on or before 5:00 p.m. (New York time) every second Friday (commencing on February 13, 2026), a budget variance report and discussion (including identification of budget variances related to cumulative receipts and cumulative disbursements) for the prior two-week period and such other information related to any budget variances as the DIP Agent may reasonably request.

Milestones:	Usual and customary for facilities of this type and to be mutually agreed consistent with the contemplated time frame for the Chapter 11 cases generally.

5

Financial Covenants:

The DIP Documents will contain the following financial covenants:

DIP Budget and Variance Covenant: The DIP Loan Parties shall be required to adhere to the then applicable Approved DIP Budget (subject to variances permitted below) which shall be tested on every second Friday (commencing on February 13, 2026) following the Petition Date. Additionally, the DIP Documents will require that total disbursements of the DIP Loan Parties shall not exceed fifteen percent (15%) with respect to the aggregate Operating Disbursement line item in the then applicable Approved DIP Budget during any two-week period, tested bi-weekly, excluding professional fees and DIP-related fees and expenses in all respects.

Minimum Excess Availability: To be maintained at all times and tested on each date that the Company delivers a borrowing base certificate pursuant to the terms of the DIP Documents (or on the last permissible date for which the Company is required to deliver such borrowing base certificate if no such borrowing base certificate has been delivered on or prior to such date), excess availability under the DIP Facility of not less than $5.0 million.

Financial Advisors:

The DIP Agent shall be entitled to retain a financial advisor and other third-party consultants under and in accordance with the DIP Facility (each, a “Financial Advisor”). Each DIP Loan Party shall provide its reasonable cooperation during business hours with the Financial Advisors.  The reasonable and documented fees, costs and expenses of the Financial Advisors shall be paid by the DIP Loan Parties and shall form part of the DIP Obligations under the DIP Facility as further provided in the DIP Documents.

Agreement to Roll; Exit ABL Facility:	The DIP Agent and each DIP Lender shall agree that, on the effective date of the Chapter 11 plan and so long as there shall not have occurred and be continuing any event, act, or omission that, upon the delivery of a notice thereof would permit the DIP Lenders to terminate the DIP Facility, the Revolving DIP Loans held by each DIP Lender shall be refinanced in full with the proceeds of a senior secured revolving exit credit facility as structured in the form and manner set forth in Exhibit D of the RSA, to which this DIP Term Sheet is attached as Exhibit C (the “Exit ABL Facility”).

6

Annex I

Interest Rates:	A percentage per annum equal to (i) SOFR Index Rate (1.50% floor) plus (ii) 4.00%.

Letter of Credit Fees:	Same as the Prepetition ABL Credit Agreement.

Termination Fee:	A termination fee equal to Early Payment/Termination Premium under, and as defined in, the Prepetition ABL Credit Agreement, in the event the Revolving DIP Commitments under the DIP Facility are permanently reduced or terminated; provided, however, upon emergence, such fee will be waived in the event the DIP Facility is rolled into the Exit ABL Facility as contemplated under the DIP Term Sheet, so long as such Exit ABL Facility (a) is arranged by White Oak Commercial Finance, LLC, and its affiliates and (b) is consistent with the terms set forth on Exhibit A to the DIP Term Sheet or otherwise acceptable to the Company and the DIP Lenders.

Unused Line Fee:	A percentage per annum equal to 0.50% (“Unused Fee”).

Closing Fee:	An amount equal to 1.50% of the aggregate principal amount of the Revolving DIP Commitments.

Collateral Monitoring Fee:	$10,000 paid monthly in advance.

Annex I – Page 1

Annex II

Priorities

Priority	DIP Collateral that constitutes ABL Priority Collateral[1] or that would otherwise constitute ABL Priority Collateral	DIP Collateral that constitutes Notes Priority Collateral or that would otherwise constitute Notes Priority Collateral	Unencumbered Property	Claims
First	Carve Out	Carve Out	Carve Out	Carve Out
Second	Permitted Prior Liens	Permitted Prior Liens	DIP Liens	DIP Superpriority Claims
Third	DIP Liens	Prepetition Secured Notes Adequate Protection Liens	Prepetition ABL Adequate Protection Liens (until the ABL Refinancing Effective Date)	Prepetition ABL Adequate Protection Claims (until the ABL Refinancing Effective Date)
Fourth	Prepetition ABL Adequate Protection Liens	Prepetition Secured Notes Liens	Prepetition Secured Notes Adequate Protection Liens	Prepetition Secured Notes Adequate Protection Claims
Fifth	Prepetition ABL Liens	DIP Liens
Sixth	Prepetition Secured Notes Adequate Protection Liens	Prepetition ABL Adequate Protection Liens
Seventh	Prepetition Secured Notes Liens	Prepetition ABL Liens

[1]	“ABL Priority Collateral” and “Notes Priority Collateral” shall have the meanings set forth in the Intercreditor Agreement (as defined in the Prepetition ABL Credit Agreement).

Annex II – Page 1

Annex III

Carve Out

1.	Carve Out.

(a) As used in this Interim Order, the “Carve Out” means an amount equal to the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate pursuant to 31 U.S.C. § 3717 (without regard to the notice set forth in clause (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in clause (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following the date of delivery by the DIP Agent of a Carve Out Trigger Notice (as defined herein), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice (and in the case of the Committee Professionals, if any, not to exceed the aggregate amounts set forth for the Committee Professionals in the Approved DIP Budget); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1,000,000 incurred after the first business day following the date of delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap,” of which the foregoing $1,000,000 shall be funded into the Funded Reserve Account (as defined herein) from proceeds of the DIP Facility); provided, however, that nothing herein shall be construed to impair the ability of any party in interest to object to the fees, expenses, reimbursement, or compensation described in clauses (i) through (iv) of this paragraph 23 on any grounds.  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent, acting at the direction of the Requisite DIP Lenders, to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee (if any), which notice may be delivered following the occurrence and during the continuation of a DIP Termination Event (as defined herein), and acceleration of the DIP Obligations under the DIP Facility or termination of the Debtors’ right to use Cash Collateral, as applicable, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b) Delivery of Weekly Fee Statements.  Not later than 7:00 p.m. (New York time) on the Wednesday of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one (1) business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause each such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent).  If any Professional Person fails to deliver a Weekly Statement or Final Statement within three (3) calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement or Final Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Approved DIP Budget for such period for such Professional Person.

Annex III – Page 1

(c) Carve Out Reserves.

(i) Commencing with the week ended February 6, 2026, and on or before the Thursday of each week thereafter, the Debtors shall utilize all cash on hand as of such date and, to the extent insufficient, any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of (A) the greater of (1) the aggregate unpaid amount of all Estimated Fees and Expenses reflected in the Weekly Statements delivered on the immediately prior Wednesday to the Debtors and the DIP Agent, and (2) the aggregate amount of unpaid Allowed Professional Fees contemplated to be incurred in the Approved DIP Budget during such week, plus (B) the Post-Carve Out Trigger Notice Cap, plus (C) an amount equal to the amount of Allowed Professional Fees set forth in the DIP Budget for the two weeks occurring after the most recent Calculation Date.  The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust (the “Funded Reserve Account”) to pay such Allowed Professional Fees (the “Funded Reserves”) prior to any and all other claims, and all payments of Allowed Professional Fees incurred prior to the Termination Declaration Date shall be paid first from such Funded Reserve Account.

(ii) On the day on which a Carve Out Trigger Notice is delivered in accordance with this paragraph 23 of this Interim Order (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to, and the Debtors shall utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.

Annex III – Page 2

(d) Application of Carve Out Reserves.

(i) All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (a)(i) through (a)(iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until the Pre-Carve Out Amounts are indefeasibly paid in full. If the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, subject to paragraph 23(d)(iii) below, all remaining funds shall be distributed first to the DIP Agent for the benefit of itself and the other DIP Secured Parties, for application to the DIP Obligations in accordance with the DIP Credit Agreement, unless and until the DIP Obligations are indefeasibly Paid in Full, in which case, any remaining excess shall be paid to the Prepetition Secured Parties (subject to the terms of the DIP Intercreditor Agreement) in accordance with their rights and priorities set forth in the DIP Intercreditor Agreement, as of the Petition Date and as otherwise set forth in this Interim Order, (unless the DIP Agent, at the direction of the Required DIP Lenders, and the Prepetition Agents, at the direction of the requisite Prepetition Secured Parties under the applicable Prepetition Loan Documents, respectively, have otherwise agreed in writing in respect of the applicable obligations owed to each of them); provided that, unless the ABL Refinancing has been disgorged or otherwise reversed in whole or in part, then any remaining excess shall be paid to the DIP Secured Parties in lieu of the Prepetition ABL Secured Parties.

(ii) All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (a)(iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”). If the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, subject to paragraph 23(d)(iii) below, all remaining funds shall be distributed to the DIP Agent for the benefit of itself and the other DIP Secured Parties, for application to the DIP Obligations in accordance with the DIP Credit Agreement, unless and until the DIP Obligations have been indefeasibly Paid in Full, in which case any remaining excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities set forth in the DIP Intercreditor Agreement, as of the Petition Date (unless the DIP Agent, at the direction of the Required DIP Lenders, and the Prepetition Agents, at the direction of the requisite Prepetition Secured Parties under the applicable Prepetition Loan Documents, respectively, have otherwise agreed in writing in respect of the applicable obligations owed to each of them); provided that, unless the ABL Refinancing has been disgorged or otherwise reversed in whole or in part, then any remaining excess shall be paid to the DIP Secured Parties in lieu of the Prepetition ABL Secured Parties.

Annex III – Page 3

(iii) Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in paragraph 23(c), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively (subject to the limits contained in the Post-Carve Out Trigger Notice Cap), shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in paragraph 23(c), prior to making any payments to the DIP Agent for the benefit of itself and the other DIP Secured Parties, or the Prepetition Secured Parties, or any of the Debtors’ creditors, as applicable.

(iv) Notwithstanding anything to the contrary in the DIP Documents, the Prepetition Loan Documents, or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent, and the Prepetition Agents (as applicable) shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a first-lien and automatically perfected security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents.

(v) Further, notwithstanding anything to the contrary in this Interim Order, (A) disbursements by the Debtors from the Carve Out Reserves shall not constitute Revolving DIP Loans or increase or reduce the DIP Obligations, (B) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out with respect to any shortfall (as described below), and (C) in no way shall the Initial DIP Budget, any subsequent Approved DIP Budget, Carve Out, Post-Carve Out Trigger Notice Cap or Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or the DIP Documents, the Carve Out shall be senior to all liens and claims securing the DIP Obligations, the Adequate Protection Obligations, the Prepetition Secured Obligations, the DIP Superpriority Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations and the Prepetition Secured Obligations.

Annex III – Page 4

(e) Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(f) No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Secured Parties or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Case.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g) Payment of Allowed Professional Fees on or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.

Annex III – Page 5

EXHIBIT D

Exit ABL Facility Term Sheet

EXIT ABL FINANCING TERMS1

Borrowers:	The Company, Nine Energy Canada Inc., CDK Perforating, LLC, Crest Pumping Technologies, LLC, RedZone Coil Tubing, LLC, and Nine Downhole Technologies, LLC.

Guarantors:	All subsidiaries of the Company (other than (a) the Borrowers, (b) Nine Downhole Norway AS, and (c) Frac Technology AS), consistent with (and, for the avoidance of doubt, subject to the exceptions and limitations set forth in) the Exit Facility Documentation Principles (as defined below).

Agent:	White Oak Commercial Finance, LLC, will act as sole and exclusive administrative agent (in such capacity, the “Exit Facility Agent”) for the lenders under the Exit ABL Facility (the “Exit Facility Lenders”), and will perform the duties customarily associated with such role.

Exit ABL Facility:

A first priority senior secured asset-based credit facility consisting of $135 million in revolving credit commitments (the “Exit ABL Facility,” the commitments thereunder, the “Revolving Commitments” and the loans thereunder, the “Revolving Loans”). A portion of the Exit ABL Facility not in excess of $5.0 million will be available for the issuance of standby letters of credit.

Amounts repaid under the Exit ABL Facility may be reborrowed, subject to the then-applicable Exit Facility Borrowing Base.

Accordion:	None.

Maturity Date:	The earlier of (a) the date that is 3 years after the Conversion Date (as defined below) and (b) to the extent debt with respect to the prepetition secured notes in an aggregate principal amount in excess of an amount to be agreed remains outstanding after the Conversion Date (either in the form of secured or unsecured notes, term loans, or otherwise), 91 days prior the maturity date of any such prepetition secured notes.

Closing Date:	The effective date of the Debtors’ chapter 11 plan (or as soon as reasonably practicable thereafter) and of the satisfaction of the Conditions Precedent to Initial Borrowing (the “Conversion Date”).

Collateral:	The Exit ABL Facility will be secured by perfected first-priority liens and security interests in substantially all assets of Borrowers and Guarantors, including all M&E and real property.[2]

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the DIP Term Sheet to which this is attached as Exhibit A or the Prepetition ABL Credit Agreement (as defined in the DIP Term Sheet).

[2]	Based on assumption that prepetition secured notes will be fully equitized/unsecured.

Exhibit D – Page 1

Borrowing Base:

The borrowing base (the “Exit Facility Borrowing Base”), including the eligibility criteria thereof, will be defined in a manner consistent with the definition of “Borrowing Base” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles; provided, that, (i) the “SOFA” set forth in clause (e) of the definition of thereof will be increased, up to an amount not to exceed the lesser of (A) $10.0 million and (B) an amount equal to 10% of the Exit Facility Borrowing Base (calculated without giving effect to this component of the Exit Facility Borrowing Base) and (ii) the lesser of (A) the sum of (x) up to 75% of the net orderly liquidation value percentage of eligible M&E owned by the Borrowers plus (y) up to 75% of the fair market value (which fair market value is identified in an appraisal acceptable to the Exit Facility Agent) of eligible real property owned by the Borrowers and (B) $30.0 million (which amount shall be permanently reduced on a yearly basis based on a 5-year straight line amortization), in each case, may be included in the Exit Facility Borrowing Base, subject to eligibility criteria and other terms to be agreed in the Exit Financing Documentation (which eligibility criteria will include a first-priority lien in favor of the Exit Facility Agent with respect to such M&E and real property assets).

For the avoidance of doubt, advances under the Exit ABL Facility shall be deemed to be advanced in the order set forth in Section 1.1 of the Prepetition ABL Credit Agreement (as modified in this sentence), with advances first being made based on the Domestic Accounts Availability, second being made based on the Inventory Availability, third being made based on M&E Availability, fourth being made based on Real Property Availability, fifth being made based on SOFA Availability and sixth being made based on Foreign Accounts Availability.

As used herein:

“Domestic Accounts Availability” will be defined in a manner consistent with the definition of “Domestic Accounts Availability” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles.

“Foreign Accounts Availability” will be defined in a manner consistent with the definition of “Foreign Accounts Availability” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles.

“Inventory Availability” will be defined in a manner consistent with the definition of “Inventory Availability” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles.

“M&E Availability” shall mean, at any time of determination, an amount equal to the sum of the foregoing clause (ii)(A)(x), less the corresponding reserves pursuant to the Exit Financing Documentation.

“Real Property Availability” shall mean, at any time of determination, an amount equal to the sum of the foregoing clause (ii)(A)(y), less the corresponding reserves pursuant to the Exit Financing Documentation.

“SOFA Availability” shall mean, at any time of determination, an amount equal to the sum of the foregoing clause (i), less the corresponding reserves pursuant to the Exit Financing Documentation.

Consistent with terms set forth in the Exit Facility Documentation Principles, the Exit Facility Agent will have the right to establish and modify reserves against the Exit Facility Borrowing Base and the Revolving Commitments in its Permitted Discretion (such term to be defined consistent with the Exit Facility Documentation Principles).

Exhibit D – Page 2

Interest Rates and Fees:	As set forth on Annex I attached hereto.

Default Rate:	2.0% per annum over the rate of interest otherwise applicable.

Documentation Principles:	The definitive documentation with respect to the Exit ABL Facility (the “Exit Financing Documentation”) will contain the terms and conditions, including all eligibility criteria, agency provisions, borrowing mechanics, mandatory prepayments, representations, warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth in, and with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods consistent with, and will be based on, the Prepetition ABL Credit Agreement with changes and modifications (a) that reflect the terms of this Term Sheet and other changes to be mutually agreed, (b) to reflect changes in law or accounting standards and requirements of local law or to cure mistakes or defects, (c) to reflect recent market precedent for issuers of a similar size and leverage level, (d) to modify the cash dominion provisions to permit the Borrowers and Guarantors to first deduct amounts necessary (in the good faith determination of the Borrowers and Guarantors) to pay ordinary course operation and maintenance expenses and other similar amounts, in each case, prior to any sweep to prepay Revolving Loans outstanding thereunder and (e) as are reasonably necessary to take into account events in connection with the emergence from Chapter 11 (collectively, the “Exit Facility Documentation Principles”).

Field Exams and Appraisals:	Consistent with the Exit Facility Documentation Principles, one collateral field exam per year, two inventory appraisals, two M&E appraisals and one real property appraisal per year at the Borrowers’ cost. Ability to request for one additional field exam per year at Borrowers’ cost upon any Revolving Loans or letters of credit based on any of M&E Availability, Real Property Availability, SOFA Availability and/or Foreign Accounts Availability being outstanding for a period of at least 45 consecutive days. Notwithstanding the foregoing, the Borrowers shall be responsible for the costs and expenses of all field examinations and appraisals commenced while an event of default has occurred and is continuing.

Cash Management / Cash Dominion:	To be consistent with Exit Facility Documentation Principles, with springing cash dominion when excess availability under the Exit ABL Facility falls below $9.0 million or an event of default has occurred and is continuing.

Mandatory and Voluntary Prepayments:	The prepayment provisions shall be substantially consistent with the Prepetition ABL Credit Agreement, subject to the DIP Documentation Principles.

Exhibit D – Page 3

Conditions Precedent to Initial Borrowing:	Usual and customary conditions precedent for facilities of this type and consistent with the Exit Facility Documentation Principles, including, without limitation, (a) entry of a confirmation order and execution of the Exit Facility Documentation, (b) delivery of an exit cash flow forecast and business plan, in each case reasonably acceptable to the Exit Facility Agent, and (c) a minimum excess availability of at least $10.0 million.

Conditions Precedent to all Borrowings:	Conditions precedent to each drawing under the Exit ABL Facility after the Conversion Date shall be consistent with the conditions to borrowing under the Prepetition ABL Credit Agreement but shall include a minimum excess availability under the Exit ABL Facility for each credit extension of at least $5.0 million.

Representations and Warranties; Affirmative Covenants; Negative Covenants; and Events of Default:	The Exit Financing Documentation will contain representations and warranties, reporting covenants (provided that (x) a “Weekly Reporting Trigger” shall have occurred if excess availability under the Exit ABL Facility falls below $9.0 million or an event of default has occurred and is continuing and (y) the fourth row of Schedule D to the Prepetition ABL Credit Agreement shall be omitted in the Exit Financing Documentation) and affirmative covenants, negative covenants, and events of default of the types included in the Prepetition ABL Credit Agreement and shall be consistent with the Exit Facility Documentation Principles.

Payment Conditions:	“Payment Conditions” to be defined in a manner consistent with the definition of “Payment Conditions” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles.

Financial Covenants:

Fixed Charge Coverage Ratio: During any Covenant Testing Period (defined below), Borrowers shall not permit the Fixed Charge Coverage Ratio (to be defined (including the component definitions thereof) and tested consistent with the Exit Facility Documentation Principles) to be less than 1.10 to 1.00.

“Covenant Testing Period” means the period (a) commencing on any day that excess availability is less than the lesser of (x) 7.5% of the “Line Cap” (as such term is to be defined in a manner consistent with the definition of “Line Cap” set forth in the Prepetition ABL Credit Agreement and consistent with the Exit Facility Documentation Principles) then in effect and (y) $9.0 million and (b) continuing until excess availability is greater than or equal to the lesser of (x) 7.5% of the Line Cap then in effect and (y) $9.0 million at all times for a period of 30 consecutive days.

Minimum Excess Availability: To be maintained at all times and tested on each date that the Company delivers a borrowing base certificate pursuant to the terms of the Exit Financing Documentation (or on the last permissible date for which the Company is required to deliver such borrowing base certificate if no such borrowing base certificate has been delivered on or prior to such date), excess availability under the Exit ABL Facility of not less than $5.0 million.

Exhibit D – Page 4

Annex I to Exhibit D

Interest Rates:	A percentage per annum equal to (i) SOFR Index Rate (as defined in the Prepetition ABL Credit Agreement, subject to the Exit Facility Documentation Principles) plus (ii) the applicable margin set forth below; provided that the applicable margin with respect to any Revolving Loans or letters of credit utilizing any of M&E Availability, Real Property Availability, SOFA Availability and/or Foreign Accounts Availability shall be the applicable margin set forth below plus 0.50% per annum for each Tier.

Tier	Fixed Charge Coverage Ratio	Applicable Margin
I	Less than 1.1 to 1.00	4.00%
II	Greater than or equal to 1.1 to 1.00 but less than or equal to 1.40 to 1.00	3.75%
III	Greater than 1.40 to 1.00	3.50%

Letter of Credit Fees:	Same as the Prepetition ABL Credit Agreement.

Premium:	2.0% in year 1, 1.0% in year 2, and 0% thereafter (consistent with the terms and conditions in the Prepetition ABL Credit Agreement).

Unused Line Fee:	A percentage per annum equal to 0.50%.

Closing Fee:	An amount equal to 1.50% of the excess amount, if any, between (a) the Revolving Commitments under the Exit ABL Facility on the Conversion Date and (b) the Revolving DIP Commitments under the DIP Facility immediately prior to the Conversion Date.

Collateral Monitoring Fee:	$10,000 paid monthly in advance.

EXHIBIT E

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 1, 2026 (the “Agreement”),1 by and among Nine Energy Service, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting Noteholder”] [“Consenting Prepetition ABL Lender”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Senior Secured Notes
Prepetition ABL Facility

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT F

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 1, 2026 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Company Parties and the Consenting Stakeholders party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby specifically agrees to be bound by all of the terms and conditions of the Agreement (as the same has been or may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Stakeholder” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held such Joinder Party.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Parties and Consenting Stakeholders set forth in the Agreement to each other Party as of the date hereof.

3. Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the Parties identified in Section 14 of the Agreement.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Senior Secured Notes
Prepetition ABL Facility